Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
NETGEAR, INC.,
NAS HOLDINGS CORPORATION,
INFRANT TECHNOLOGIES, INC.,
CERTAIN SHAREHOLDERS THEREOF,
and
PAUL TIEN, AS HOLDERS REPRESENTATIVE
Dated as of May 2, 2007

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EXHIBITS
EXHIBIT A – Form of Shareholders Consent
EXHIBIT B – Form of Investor Questionnaire
EXHIBIT C – Form of Agreement of Merger
EXHIBIT D – Form of Escrow Agreement
EXHIBIT E – Form of Holders Release
EXHIBIT F – White & Lee LLP Opinion Points

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 2, 2007, by and among NETGEAR, INC., a Delaware corporation (“NETGEAR”), NAS HOLDINGS CORPORATION, a California corporation and a wholly owned subsidiary of NETGEAR (“Merger Sub”), INFRANT TECHNOLOGIES, INC., a California corporation (“Infrant”), the Holders listed on the signature pages hereto and Paul Tien in his capacity as a Holder and as Holders Representative.
RECITALS
          WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the California Corporations Code (the “CGCL”), NETGEAR, Merger Sub and Infrant will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Infrant (the “Merger”);
          WHEREAS, the board of directors of Infrant has (i) unanimously approved the Merger, (ii) adopted this Agreement in accordance with the provisions of the CGCL, (iii) directed that this Agreement and the Merger be submitted to the shareholders of Infrant for their adoption and approval, and (iv) resolved to recommend that the shareholders of Infrant vote in favor of the adoption of this Agreement and the approval of the Merger;
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to NETGEAR’s and Merger Sub’s willingness to enter into this Agreement, (i) at least a majority of the outstanding shares of Common Stock of Infrant; (ii) at least a majority of the outstanding shares of Series A Preferred Stock of Infrant; (iii) at least a majority of the outstanding shares of Series B Preferred Stock of Infrant and (iv) at least a majority of the outstanding shares of Series C Preferred Stock of Infrant (the holders of such Shares, the “Consenting Shareholders”) have executed and delivered a shareholders’ consent dated as of the date hereof and substantially in the form attached hereto as Exhibit A (the “Shareholders Consent”) consenting to, approving and adopting this Agreement and the Merger;
          WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition and an inducement to NETGEAR’s and Merger Sub’s willingness to enter into this Agreement, Infrant has furnished to NETGEAR such completed accredited investor questionnaires substantially in the form attached hereto as Exhibit B (collectively, the “Investor Questionnaires”) and such stock ledgers necessary to demonstrate that no more than 35 Contingent Payment Holders are not “accredited investors” within the meaning of Rule 501(a) under the Securities Act (as herein defined); and

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           WHEREAS, Infrant, NETGEAR and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          1.1. Specific Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
     “Acquisition Proposal” shall mean (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Infrant and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power or of any class of equity securities of Infrant, or 10% or more of the total assets of Infrant, in each case other than the transactions contemplated by this Agreement.
     “Adjusted Net Revenues” shall mean Net Revenues, minus (i) any revenue included in Net Revenues that is derived from hard drives sold on a purely standalone basis and (ii) any cost of goods attributable to hard drive sales that exceeds 20% of Net Revenues, in each case calculated in accordance with GAAP and consistent with the manner reported by NETGEAR in its periodic filings with the U.S. Securities and Exchange Commission.
     “Adjusted Net Revenues Calculation” shall have the meaning set forth in Section 8.2(a).
     “Adjusted Net Revenues Objection” shall have the meaning set forth in Section 8.2(b).
     “Affiliate” means with respect to any Person, any director or executive officer of such Person and any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     “Aggregate Junior Merger Closing Consideration” shall mean (A) the Aggregate Merger Closing Consideration minus (B) the product of (i) the number of Series C Preferred Shares outstanding immediately prior to the Effective Time and (ii) $5.81 minus (C) 73.5537% of the Expenses Amount.

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     “Aggregate Merger Closing Consideration” shall mean $60,000,000.
     “Aggregate Share Dividend” shall have the meaning set forth in Section 4.8.
     “Agreement” shall have the meaning set forth in the paragraph preceding the Recitals.
     “Agreement of Merger” shall have the meaning set forth in Section 2.3.
     “Applicable Date” shall have the meaning set forth in Section 5.5.
     “Assets” shall mean all of the properties and assets (real, personal or mixed, tangible or intangible, and including Intellectual Property), used or held for use in connection with or material to the continued operation of the business of Infrant.
     “Balance Sheet Date” shall have the meaning set forth in Section 4.6.
     “Business Day” shall mean any day on which banks are not required or authorized to close in The City of New York or the State of California.
     “Bylaws” shall have the meaning set forth in Section 2.5.
     “Carried Revenues” shall mean the amount by which First Measurement Period Adjusted Net Revenues exceed $48,000,000.00.
     “Certificate” shall mean any stock certificate representing duly issued and validly authorized Shares.
     “CGCL” shall have the meaning set forth in the recitals.
     “Charter” shall have the meaning set forth in Section 2.4.
     “Claim” shall have the meaning set forth in Section 11.4(a).
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Share” shall have the meaning set forth in Section 3.1(c).
     “Consenting Shareholders” shall have the meaning set forth in the recitals.
     “Contingent Payment” shall have the meaning set forth in Section 8.3(b).
     “Contingent Payment Holder” shall have the meaning set forth in Section 8.3(c).

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     “Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, purchase order, lease, endorsement agreement, and other agreements, contracts, instruments, obligations, offers, commitments, plans, arrangements and understandings, written or oral, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.
     “Covered Products” shall mean, collectively, (i) the Zetera-based Products, (ii) the Infrant Products, and (iii) other network storage products and related products managed by Mr. Paul Tien (or his successor) and sold by NETGEAR during the Earnout Period.
     “CPA Firm” shall mean such firm of independent public accountants as NETGEAR and the Holders Representative may agree in writing.
     “Damages” shall have the meaning set forth in Section 11.2(a).
     “Default First Measurement Period” shall have the meaning set forth in Section 8.1(b).
     “Default Second Measurement Period” shall have the meaning set forth in Section 8.1(b).
     “Designated Account” shall have the meaning set forth in Section 3.2.
     “Dissenting Shareholders” shall have the meaning set forth in Section 3.4.
     “Dissenting Shares” shall have the meaning set forth in Section 3.4.
     “Earnout Material Adverse Change” shall mean any change, event, occurrence, fact, condition, development or effect that, individually or in the aggregate, has had or is reasonably likely to have an Earnout Material Adverse Effect.
     “Earnout Material Adverse Effect” shall mean, individually or in the aggregate, a material adverse effect on Net Revenues that would reasonably be expected to reduce the amount of a Contingent Payment.
     “Earnout Period” shall have the meaning set forth in Section 8.1(a).
     “Effective Time” shall have the meaning set forth in Section 2.3.
     “Environmental Health and Safety Law” means any Law, as in effect on the date of this Agreement, relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence,

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disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any Affiliate of Infrant and any Person that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Infrant, any other trade or business (whether or not incorporated) that is under common control with either of such companies (within the meaning of Section 414(c) of the Code), any organization that is, along with Infrant, a member of an affiliated service group (within the meaning of Section 414(m) of the Code), and any entity required to be aggregated with Infrant pursuant to Section 414(o) of the Code.
     “Escrow Account” shall have the meaning set forth in Section 3.3.
     “Escrow Agent” shall have the meaning set forth in Section 3.3.
     “Escrow Agreement” shall have the meaning set forth in Section 3.3.
     “Escrow Consideration” means $6,000,000.00.
     “Exchange Act” shall have the meaning set forth in Section 5.5.
     “Excluded Share” means a Share owned by Infrant, NETGEAR, Merger Sub or any other direct or indirect Subsidiary of Infrant or NETGEAR.
     “Expenses Amount” shall mean the aggregate of all amounts paid by Infrant and its Subsidiaries on or following September 2006, or payable by Infrant and its Subsidiaries as of the Closing, to financial advisors, investment bankers, accountants, auditors, legal counsel and other agents, representatives, advisors and third parties in connection with the transactions contemplated by this Agreement.
     “Financial Statements” shall have the meaning set forth in Section 4.6.
     “First Contingent Payment” shall have the meaning set forth in Section 8.3(a).
     “First Contingent Payment Expenses Amount” shall mean the aggregate of all amounts payable by Infrant and its Subsidiaries on or after the Closing, to financial advisors, investment bankers, accountants, auditors, legal counsel and other agents, representatives, advisors and third parties in connection with the First Contingent Payment.
     “First Measurement Period” shall have the meaning set forth in Section 8.1(b).
     “First Measurement Period Adjusted Net Revenues” shall have the meaning set

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forth in Section 8.3(a).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any self-regulatory organization).
     “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Health and Safety Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon; or (C) any other substance that may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Health and Safety Law.
     “Holdback Payment” means the remainder, if any, of (i) the Escrow Consideration, minus (ii) the aggregate amount finally determined to be payable to NETGEAR Indemnified Persons pursuant to Article XI pursuant to Claims made on or prior to the one year anniversary of the Closing Date.
     “Holdback Payment Percentage” shall mean the quotient obtained by dividing the Holdback Payment by the Aggregate Merger Closing Consideration.
     “Holder” shall mean each Shareholder (other than a Dissenting Shareholder) and each Person who held vested Infrant Stock Options outstanding immediately prior to the Effective Time.
     “Holders Representative” shall have the meaning set forth in Section 11.5(a).
     “Holders Release” shall have the meaning set forth in Section 7.14.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as

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capital leases; (iv) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement entered into with respect to any liabilities described in clauses (i) or (ii) above; (v) any negative cash or overdraft balances; and (vi) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.
     “Indemnified Party” shall have the meaning set forth in Section 11.4(a).
     “Indemnifying Party” shall have the meaning set forth in Section 11.4(a)
     “Information Statement” shall have the meaning set forth in Section 7.9.
     “Infrant” shall have the meaning set forth in the paragraph preceding the Recitals.
     “Infrant Calculations” shall have the meaning set forth in Section 7.12.
     “Infrant Disclosure Schedule” means the disclosure schedule prepared by Infrant and delivered to and acknowledged by NETGEAR prior to the execution and delivery of this Agreement.
     “Infrant Equity Rights” shall have the meaning set forth in Section 3.1(g).
     “Infrant Information Statement Sections” shall mean the Information Statement excluding the information relating to NETGEAR (which such NETGEAR information shall consist of the information under the headings “The Merger, Appointment of the Holders Representative and Amendment of the Existing Infrant Articles of Incorporation —B. NETGEAR,” and the materials included as Exhibit G to the Information Statement).
     “Infrant Products” shall mean the existing products of Infrant marketed under the ReadyNAS and Repertoire trademarks and the products on the Infrant product roadmap as shared with NETGEAR that are contemplated to be available for general release in 2007.
     “Infrant Products Marketing Expenditures” shall have the meaning set forth in Section 7.13(c).
     “Infrant Products R&D Expenditures” shall have the meaning set forth in Section 7.13(c).
     “Infrant Option Plan” shall mean Infrant Technologies, Inc. 2001 Stock Incentive Plan, as amended.
     “Infrant Software” shall mean Software owned by Infrant or otherwise used with or in or incorporated into its products.

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     “Infrant Stock Option” shall mean an option to purchase Common Shares of Infrant under the Infrant Option Plan.
     “Initial Junior Per Share Payment” shall mean the product of (i) the Notional Payment multiplied by (ii) the Post-Holdback Percentage.
     “Initial Option Payment” shall mean, for each Infrant Stock Option, the product of (a) the Notional Option Payment for such Infrant Stock Option multiplied by (b) the Post-Holdback Percentage.
     “Initial Series C Per Share Payment” shall mean $5.229 minus the quotient obtained by dividing (i) 26.4463% of the Expenses Amount and (ii) the number of Series C Preferred Shares outstanding immediately prior to the Effective Time.
     “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights existing anywhere in the world.
     “Intellectual Property Contracts” means all agreements concerning Intellectual Property to which Infrant is a party, including without limitation agreements granting Infrant rights to use the Licensed Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property (as defined in Section 4.18(a)), trademark coexistence agreements and trademark consent agreements.
     “IP Warranties” shall mean Section 4.18.
     “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, whether such equipment is owned by Infrant or is subject to any license, lease, or other right provided to Infrant by any third party.
     “Investor Questionnaire” shall have the meaning set forth in the Recitals.

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     “Junior Closing Share Number” shall mean the number of Common Shares outstanding immediately prior to the Effective Time plus the number of Common Shares issuable by Infrant upon the conversion or exercise, as applicable, of Junior Preferred Shares, options, warrants or other rights to acquire Common Shares outstanding immediately prior to the Effective Time or other securities convertible into or exchangeable, directly or indirectly, for Common Shares or such Junior Preferred Shares, options, warrants or rights outstanding immediately prior to the Effective Time minus any unvested Infrant Stock Options that have been cancelled at the Closing in accordance with Section 3.1(e).
     “Junior Escrow Consideration” shall mean the Escrow Consideration minus the product of (a) $0.581 and (b) the number of Series C Preferred Shares outstanding immediately prior to the Effective Time.
     “Junior Per Share Contingent Payment” shall have the meaning set forth in Section 8.3.
     “Junior Per Share Holdback Payment” shall mean the product of (a) the Notional Payment multiplied by (b) the Holdback Payment Percentage.
     “Junior Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(b).
     “Junior Preferred Share” shall have the meaning set forth in Section 3.1(b).
     “knowledge” shall mean, (i) with respect to Infrant, the actual knowledge of any officer or director of Infrant after reasonable inquiry of Infrant’s employees with responsibility in the relevant areas, and (ii) with respect to NETGEAR, the actual knowledge of the Chief Executive Officer or VP, Legal and Corporate Development of NETGEAR after reasonable inquiry of NETGEAR’s employees with responsibility in the relevant areas.
     “Law” means any federal, state or local law, statute, ordinance, rule, regulation, treaty, judgment, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.
     “Licensed Intellectual Property” means Intellectual Property that Infrant licenses or is otherwise permitted by other persons to use.
     “Licenses” shall mean (i) licenses of Intellectual Property by Infrant to third parties, (ii) licenses of Intellectual Property by third parties to Infrant, and (iii) agreements between Infrant and third parties governing the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites.
     “Lien” means any mortgage, easement, right of way, charge, claim, community

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property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.
     “Material Adverse Change” shall mean any change, event, occurrence, fact, condition, development or effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
     “Material Adverse Effect” shall mean, individually or in the aggregate, a material adverse effect on (A) the current Assets, liabilities, properties, business, prospects, financial condition or results of operations of Infrant or (B) the currently anticipated development of Infrant’s products, technology or Intellectual Property, except, in the case of either (A) or (B), for any change, event, occurrence, fact, condition, development or effect resulting from or arising in connection with (i) the taking of any action required by the terms of this Agreement or (ii) any changes that Infrant establishes are due to (x) changes or events that are attributable solely to general economic or business conditions in the United States or (y) changes or events solely affecting the principal industry in which Infrant operates, which in either case do not disproportionately affect Infrant.
     “Material Contract” shall have the meaning set forth in Section 4.13(a).
     “Measurement Period” shall have the meaning set forth in Section 8.1(b).
     “Merger” shall have the meaning set forth in the Recitals.
     “Merger Sub” shall have the meaning set forth in the paragraph preceding the Recitals.
     “Merger Sub Common Stock” shall have the meaning set forth in Section 3.1(c).
     “Necessary Approvals” shall have the meaning set forth in Section 4.11.
     “NETGEAR” shall have the meaning set forth in the paragraph preceding the Recitals.
     “NETGEAR Balance Sheet Date” means December 31, 2006.
     “NETGEAR Covered Products” shall mean the existing NETGEAR Zetera-based storage products bearing the SKU numbers SC101 and SC101T.
     “NETGEAR Disclosure Schedule” means the disclosure schedule prepared by NETGEAR and delivered to and acknowledged by Infrant prior to the execution and delivery of this Agreement.

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     “NETGEAR Financial Statements” means NETGEAR’s consolidated balance sheet as of December 31, 2006 and the related consolidated statement of operations for the year ended December 31, 2006 included in NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2006.
     “NETGEAR Indemnified Parties” shall have the meaning set forth in Section 11.2(a).
     “NETGEAR Reports” shall have the meaning set forth in Section 5.5.
     “Net Revenues” shall mean consolidated net revenues of Covered Products derived by NETGEAR and its Subsidiaries, calculated in accordance with GAAP and consistent with the manner reported by NETGEAR in its periodic filings with the U.S. Securities and Exchange Commission.
     “Non-Accredited Investor” shall mean any Contingent Payment Holder that is not an “accredited investor” under Rule 501 under the Securities Act and does not certify in writing to NETGEAR that he, she or it has such knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of the right to receive the payments, if any, pursuant to Section 8.3.
     “Notional Option Payment” shall mean, for each Infrant Stock Option, an amount in cash equal to the difference obtained by subtracting (i) the exercise price of such Infrant Stock Option from (ii) the Notional Payment.
     “Notional Payment” shall mean an amount in cash equal to the quotient obtained by dividing (i) the Aggregate Junior Merger Closing Consideration by (ii) the Junior Closing Share Number.
     “Non-Disclosure Agreement” shall have the meaning set forth in Section 7.2(b).
     “Operating Budget” shall mean the operating budget for the Infrant Products dated April 16, 2007.
     “Order” shall have the meaning set forth in Section 9.1(b).
     “Organizational Documents” shall have the meaning set forth in Section 4.1(a).
     “Partial Tax Period” shall have the meaning set forth in Section 7.6(a).
     “Per Option Holdback Payment” shall mean, for each Infrant Stock Option, the product of (a) the Notional Option Payment for such Infrant Stock Option multiplied by (b) the Holdback Payment Percentage.
     “Permitted Liens” means (i) Liens for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves

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are included in the Financial Statements, (ii) mechanic’s Liens, landlord’s Liens and warehouseman’s Liens securing obligations in the ordinary course of business that are not more than 30 days past due or are being contested in good faith by appropriate proceedings and for which adequate reserves are included in the Financial Statements or (iii) Liens incurred in the ordinary course of business that, individually or in the aggregate, do not and would not materially detract from the value of any of the property or Assets of Infrant subject thereto or materially interfere with the use thereof as currently used or proposed to be used.
     “Person” shall be construed broadly and shall include any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
     “Plans” shall have the meaning set forth in Section 4.10(a).
     “Pre-Closing Period” shall have the meaning set forth in Section 7.6(a).
     “Post-Holdback Amount” means the remainder of (i) the Aggregate Junior Merger Closing Consideration, minus (ii) the Junior Escrow Consideration.
     “Post-Holdback Percentage” means the quotient obtained by dividing the Post-Holdback Amount by the Aggregate Junior Merger Closing Consideration.
     “Proprietary Names” shall mean all trademark, servicemark, trade name, brand name or the like, whether registered or unregistered.
     “Pro Rata Indemnity Fraction” shall be a fraction (a) the numerator of which is the Holder’s pro-rata amount of the Escrow Consideration deposited into the Escrow Account and (b) the denominator of which is the aggregate Escrow Consideration.
     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
     “Review Period” shall mean, with respect to any Measurement Period, the period commencing with the delivery by NETGEAR to the Holders Representative of the Adjusted Net Revenues Calculation with respect to such Measurement Period and terminating on either the 15th calendar day following the date of such delivery or, if and only if the Holders Representative duly delivers to NETGEAR an Adjusted Net Revenues Objection with respect to such Adjusted Net Revenues Calculation, the Review Period for the amount that is the subject of an Adjusted Net Revenues Objection shall be the earlier of (i) the date as of which NETGEAR and the Holders Representative resolve all of their disagreements with respect to the proposed adjustments set forth in such Adjusted Net Revenues Objection, and (ii) the date as of which the CPA Firm makes a determination with respect to all remaining disagreements pursuant to Section 8.2(c).

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     “Scheduled Intellectual Property” shall have the meaning ascribed to it in Section 4.18(a).
     “SEC” shall have the meaning set forth in Section 5.5.
     “Second Contingent Payment” shall have the meaning set forth in Section 8.3(b).
     “Second Contingent Payment Expenses Amount” shall mean the aggregate of all amounts payable by Infrant and its Subsidiaries on or after the Closing, to financial advisors, investment bankers, accountants, auditors, legal counsel and other agents, representatives, advisors and third parties in connection with the Second Contingent Payment.
     “Second Measurement Period” shall have the meaning set forth in Section 8.1(b).
     “Second Measurement Period Adjusted Net Revenues” shall have the meaning set forth in Section 8.3(b).
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Series C Per Share Holdback Payment” shall mean the product of (a) $5.81 multiplied by (b) the Holdback Payment Percentage.
     “Series C Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(a).
     “Series C Preferred Share” shall have the meaning set forth in Section 3.1(a).
     “Share” shall have the meaning set forth in Section 3.1(c).
     “Shareholders” shall mean holders of Shares.
     “Shareholders Consent” shall have the meaning set forth in the Recitals.
     “Software” shall mean computer software, programs and databases in any form, whether executable, binary or source code, together with input and output formats, source and object codes, program listings, data models, flow charts, outlines, narrative descriptions, operating instructions and supporting documentation, and includes the tangible media upon which such programs and documentation are recorded, as well as Internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documents.
     “Software Products” shall have the meaning set forth in Section 4.18(m).
     “Subsidiary” shall mean any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons

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performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “Takeover Statute” shall have the meaning set forth in Section 4.12.
     “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs, duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
     “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes with respect to Infrant, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Warranties and Covenants” shall mean Sections 4.8, 4.10(b), 4.15 and 7.6.
     “Termination Date” shall have the meaning set forth in Section 10.2.
     “Title Warranty” shall have the meaning set forth in Section 11.1
     “Zetera-based Products” shall mean the existing NETGEAR Zetera-based storage products bearing the SKU numbers SC101 and SC101T.
          1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
          1.3. Interpretation.
          (a) In this Agreement, unless the context otherwise requires, references:
     (i) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;
     (ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation include any successor to the section;

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     (iii) to any Governmental Entity include any successor to that Governmental Entity; and
     (iv) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.
          (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”
          (d) Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.
          (e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (f) The terms “dollars” and “$” shall mean dollars of the United States of America.
ARTICLE II
THE MERGER
          2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the CGCL, at the Effective Time, Merger Sub shall be merged with and into Infrant and the separate corporate existence of Merger Sub shall thereupon cease. Infrant shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its existence under the laws of the State of California. The Merger shall have the effects specified in the CGCL. Without limiting the generality of the foregoing, upon consummation of the Merger, all the rights, privileges, immunities, powers and franchises of Infrant and Merger Sub shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities existing as of the Effective Time of Infrant and Merger Sub shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Corporation.
          2.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 1870 Embarcadero Road, Palo Alto, California at 9:00 A.M. on the third Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Article IX shall be satisfied or waived

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in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as Infrant and NETGEAR may agree (the “Closing Date”).
          2.3. Effective Time. As soon as practicable following the Closing, but in no event later than the Business Day immediately following the Closing Date, Infrant and NETGEAR shall cause an agreement of merger and the accompanying officers’ certificates, each in substantially the form attached hereto as Exhibit C (the “Agreement of Merger”) to be filed with the Secretary of State of California in accordance with Section 1103 of the CGCL. The Merger shall become effective at the later of (i) the time when the Secretary of State of California has accepted the filing of the Agreement of Merger, or (ii) such date or time as Infrant and NETGEAR shall agree and specify in the Agreement of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
          2.4. The Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law.
          2.5. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.
          2.6. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. Prior to the Effective Time, Infrant shall take all actions necessary to obtain any resignations of its directors in their capacities as such, and not in their capacities as employees (if applicable) necessary to give effect to the provisions of this Section 2.6.
          2.7. Officers. The parties hereto shall take all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Prior to the Effective Time, Infrant shall take all actions necessary to obtain any resignations of its officers in their capacities as such, and not in their capacities as employees necessary to give effect to the provisions of this Section 2.7.

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ARTICLE III
MERGER CONSIDERATION; EXCHANGE OF SHARES
          3.1. Effect on Capital Stock. At the Closing, as a result of the Merger and without any action on the part of the holder of any capital stock of Infrant:
          (a) Series C Preferred Stock Merger Consideration. Each share of Series C Preferred Stock, no par value, of Infrant (each a “Series C Preferred Share” or, collectively, the “Series C Preferred Shares”) issued and outstanding immediately prior to the Effective Time, after giving effect to any conversion of Series C Preferred Shares into Common Shares that occurs prior to or concurrently with the Effective Time, that is not an Excluded Share or a Dissenting Share shall be converted into the right to receive (subject to the terms and conditions of the Escrow Agreement) an amount in cash per Series C Preferred Share equal to (i) the Initial Series C Per Share Payment and (ii) the Series C Per Share Holdback Payment, if any (such sum of the amount in clause (i) and (ii), the “Series C Per Share Merger Consideration”). At the Effective Time, all Series C Preferred Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each Certificate formerly representing any of such Series C Preferred Shares shall thereafter represent only the right to receive (subject to the terms and conditions of the Escrow Agreement) the consideration set forth in this Section 3.1(a), without interest.
          (b) Junior Preferred Stock Merger Consideration. Each share of Series A Preferred Stock, no par value, and Series B Preferred Stock, no par value, of Infrant (a “Junior Preferred Share” or, collectively, the “Junior Preferred Shares”) issued and outstanding immediately prior to the Effective Time that is not an Excluded Share or a Dissenting Share shall be converted into the right to receive (subject to the terms and conditions of the Escrow Agreement) (x) an amount in cash per Junior Preferred Share equal to (a) (i) the Initial Junior Per Share Payment, and (ii) the Junior Per Share Holdback Payment, if any (such right, the “Junior Per Share Merger Consideration”), multiplied by (b) the number of Common Shares into which such Junior Preferred Share is convertible immediately prior to the Effective Time; and (y) the Junior Per Share Contingent Payments, if any, pursuant to Section 8.3 multiplied by the number of Common Shares into which such Junior Preferred Share is convertible immediately prior to the Effective Time. At the Effective Time, all Junior Preferred Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each Certificate formerly representing any of such Junior Preferred Shares shall thereafter represent only the right to receive (subject to the terms and conditions of the Escrow Agreement) the consideration set forth in this Section 3.1(b), without interest. Notwithstanding the above, the receipt by any Non-Accredited Investor of Junior Preferred Shares of the right to receive the Junior Per Share Contingent Payments, if any, shall be subject to Section 8.3(d).

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          (c) Common Stock. At the Closing, by virtue of the Merger and without any action on the part of any shareholder, each share of Common Stock, no par value, of Infrant (a “Common Share” and, together with the Junior Preferred Shares and the Series C Preferred Shares, the “Shares”), issued and outstanding immediately prior to the Effective Time that is not an Excluded Share or a Dissenting Share shall be exchanged for the right to receive (x) the Junior Per Share Merger Consideration; and (y) the Junior Per Share Contingent Payments, if any, pursuant to Section 8.3. At the Effective Time, all Common Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate formerly representing any of such Common Shares shall thereafter represent only the right to receive (subject to the terms and conditions of the Escrow Agreement) the consideration set forth in this Section 3.1(c), without interest. Notwithstanding the above, the receipt by any Non-Accredited Investor of Common Shares of the right to receive the Junior Per Share Contingent Payments, if any, shall be subject to Section 8.3(d).
          (d) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value of the Surviving Corporation.
          (e) Stock Options. At the Closing, each unvested Infrant Stock Option shall be cancelled and the holder of such unvested Infrant Stock Option shall not be entitled to any payment or other consideration in respect of such cancellation. At the Closing, each vested Infrant Stock Option shall be cancelled and converted into the right to receive (x) (a) the Initial Option Payment and (b) the Per Option Holdback Payment, if any, less applicable Taxes required to be withheld with respect to such payment; and (y) the product of (i) the total number of Common Shares subject to the Infrant Stock Option and (ii) the Junior Per Share Contingent Payments, if any, pursuant to Section 8.3. Notwithstanding the above, the receipt by any Non-Accredited Investor that holds vested Infrant Stock Options of the right to receive the Junior Per Share Contingent Payments in subsection (y) above shall be subject to Section 8.3(d). At or prior to the Effective Time, Infrant, Infrant’s board of directors and the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate this Section 3.1(e). At the Closing, Infrant agrees to (a) effect the termination of all Infrant Stock Options outstanding immediately prior to the Closing and (b) effect the termination of the Infrant Option Plan.
          (f) Excluded Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

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          (g) Options, Warrants and other Rights. Infrant shall take all action necessary to ensure that (i) any rights, options, warrants or other rights or agreements of any kind (including any Infrant Stock Options) that obligate Infrant to issue or sell any shares of capital stock or other securities of Infrant (“Infrant Equity Rights”), that are outstanding and exercisable immediately prior to the Closing and that have not been exercised or cancelled prior thereto, shall terminate and be cancelled as of the Closing and thereafter be of no further force or effect, and (ii) no Infrant Equity Rights are granted after the date of this Agreement. Infrant shall also take all actions necessary to ensure that from and after the Effective Time neither NETGEAR nor the Surviving Corporation will be required to deliver the Shares or any capital stock of NETGEAR, the Surviving Corporation or Infrant to any Person pursuant to or in settlement of Infrant Equity Rights after the Effective Time.
          (h) Payment of Merger Consideration. Infrant shall take all actions necessary to ensure that after the Closing holders of Shares and Infrant Equity Rights shall only be entitled to the payments contemplated by this Section 3.1.
          3.2. Payment for Shares and Infrant Stock Options. At the Closing, NETGEAR shall deposit or shall cause to be deposited in an account designated (the “Designated Account”) by the Holders Representative, for the benefit of the Shareholders, an amount in cash sufficient in the aggregate to provide all funds necessary for the Holders Representative to make the Initial Series C Per Share Payments and the Initial Junior Per Share Payments contemplated by Sections 3.1(a), 3.1(b) and 3.1(c). The Holders Representative shall not withdraw any amount from the Designated Account unless such withdrawal is being made in order to make an Initial Series C Per Share Payment or an Initial Junior Per Share Payment, as applicable, in accordance with this Section 3.2 or pay permitted fees and expenses of the Holders Representative pursuant to 3.2(b). The Holders Representative shall act as the agent for all of the Shareholders in effecting the payment of the Initial Series C Per Share Payments and the Initial Junior Per Share Payments, as applicable contemplated by Sections 3.1(a), 3.1(b) and 3.1(c) and the exchange of the Certificates that immediately prior to the Effective Time represented outstanding Shares and were converted into the right to receive the consideration set forth in Section 3.1.
          (a) Deposit of Funds. At the Closing, NETGEAR shall deposit or shall cause to be deposited with the Holders Representative, for the benefit of the holders of vested Infrant Stock Options, an amount in cash sufficient in the aggregate to provide all funds necessary for the Holders Representative to make the Initial Option Payments (after giving effect to any required tax withholdings) contemplated by Section 3.1(e) to the holders of vested Infrant Stock Options. Promptly after the Effective Time, but in no event later than three Business Days following the Effective Time, the Holders Representative shall pay each holder of vested Infrant Stock Options the amount (after giving effect to any required tax withholdings) of the Initial Option Payments to which such holder is entitled under Section 3.1(e).

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          (b) Payment Procedures. Promptly after the Effective Time, but in no event later than five Business Days following the Effective Time, the Holders Representative shall mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Holders Representative, such letter of transmittal to be in such form and have such other provisions as Infrant and NETGEAR may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (x) any applicable Series C Per Share Merger Consideration or Junior Per Share Merger Consideration and (y) subject to Section 8.3(d) if such holder is a Non-Accredited Investor, the right to receive Junior Per Share Contingent Payments, if any, pursuant to Section 8.3. Upon surrender of a Certificate for cancellation to the Holders Representative together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, a wire transfer in the amount (after giving effect to any required tax withholdings and the deduction of up to $250 to cover any fees (which shall not exceed $100) of and out-of-pocket expenses incurred by the Holders Representative in administering the payment procedures of this Section 3.2(b) with respect to such holder) of the Initial Series C Per Share Payments and the Initial Junior Per Share Payments to which such holder is entitled as specified in Section 3.1 above, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any amount payable upon due surrender of the Certificates. If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation and the Holders Representative that such tax was paid or is not applicable. Within 5 Business Days of receipt, the Holders Representative shall forward any documents (including any letters of transmittal) and Certificates received from Shareholders pursuant to this Section 3.2(b) to NETGEAR. Notwithstanding the foregoing, none of NETGEAR, the Surviving Corporation or any other Person (other than the Holders Representative) shall be liable to any former holder of Shares for any amount deposited in the Designated Account and not returned to the Surviving Corporation pursuant to Section 3.2(d).
          (c) Stock Transfer Books; No Further Ownership Rights. Commencing at the Effective Time, the stock transfer books of Infrant shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of Infrant other than as required to comply with the terms of this Agreement. At and after the Effective Time, each holder of a Certificate shall cease to have rights as a shareholder of Infrant, except for the right to surrender his or her Certificate in exchange for (x) payment of the applicable Series C Per Share Merger Consideration or the Junior Per Share Merger Consideration, and (y) subject to Section 8.3(d) if such

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holder is a Non-Accredited Investor, the right to receive Junior Per Share Contingent Payments, if any, pursuant to Section 8.3.
          (d) Termination of Exchange Fund. Upon the earlier to occur of (i) the 270th calendar day following the Closing Date and (ii) the earliest date as of which the Holders Representative has made Initial Series C Per Share Payments and Initial Junior Per Share Payments, as applicable, in exchange for Certificates representing at least 99.00% of the aggregate number of Shares (on an as-converted to Common Shares basis) and Series C Preferred Shares issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares and Dissenting Shares), the Holders Representative’s duties pursuant to this Section 3.2 shall terminate, and any amounts remaining in the Designated Account shall be transferred to an account of the Surviving Corporation. Thereafter, any Shareholders who have not theretofore exchanged their Shares in accordance with this Article III shall thereafter look only to the Surviving Corporation for payment of the applicable Initial Series C Per Share Payments or Initial Junior Per Share Payments, as applicable, upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Upon such due surrender, (x) subject to the terms of the Escrow Agreement, such Shareholders also shall be entitled to the right to receive the applicable Series C Per Share Holdback Payments or Junior Per Share Holdback Payments, if any, and (y) subject to Section 8.3(d) if such holder is a Non-Accredited Investor, such Shareholders also shall be entitled to the right to receive Junior Per Share Contingent Payments, if any, pursuant to Section 8.3. Notwithstanding the foregoing, none of NETGEAR, the Surviving Corporation, the Holders Representative or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (e) Withholding Rights. Each of NETGEAR and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Holders such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax. To the extent that amounts are so withheld by the Surviving Corporation or NETGEAR, as the case may be, such withheld amounts (i) shall be remitted by NETGEAR or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by the Surviving Corporation or NETGEAR, as the case may be.
          (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NETGEAR or the Holders Representative, the execution by such Person of an indemnification agreement for the benefit of the Surviving Corporation, NETGEAR

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and their respective agents, the Holders Representative shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Initial Series C Per Share Payment or Initial Junior Per Share Payment to be paid in respect of the Shares represented thereby upon due surrender of and delivery in respect of the Shares represented by such Certificate pursuant to this Agreement. Subject to the terms of the Escrow Agreement, such Shareholder also shall be entitled to the right to receive the applicable Series C Per Share Holdback Payments or Junior Per Share Holdback Payments, if any. Each Contingent Payment Holder also shall be entitled to the right to receive the Junior Per Share Contingent Payments, if any, pursuant to Section 8.3; provided, however, that the receipt by any Non-Accredited Investor of such right to receive the Junior Per Share Contingent Payments, if any, shall be subject to Section 8.3(d).
          3.3. Escrow Fund. Prior to or simultaneously with the Closing, NETGEAR, Merger Sub and the Holders Representative shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by NETGEAR and reasonably acceptable to the Holders Representative (the “Escrow Agent”), substantially in the form of Exhibit D attached hereto. Pursuant to the terms of the Escrow Agreement, promptly following the Closing, but in no event later than the Business Day immediately following the Closing Date, NETGEAR shall deposit the Escrow Consideration into an escrow account, to be managed by the Escrow Agent (the “Escrow Account”). Distributions of any Escrow Consideration from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The execution of this Agreement by a Holder shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto.
          3.4. Dissenting Shares. Notwithstanding anything to the contrary contained herein, Shares that are owned by holders (“Dissenting Shareholders”) who have properly demanded and perfected dissenters’ rights pursuant to the CGCL (the “Dissenting Shares”), shall not be exchangeable for the right to receive the Series C Per Share Merger Consideration, the right to receive the Junior Per Share Merger Consideration or the right to receive Junior Per Share Contingent Payments, if any, pursuant to Section 8.3, and the Dissenting Shareholders shall be entitled to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CGCL. If any such holder fails to perfect or effectively withdraws or loses such rights, such holder’s Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, (x) the right to receive the Series C Per Share Merger Consideration or Junior Per Share Merger Consideration, as applicable, pursuant to Section 3.1(a), 3.1(b) or 3.1(c), as the case may be; and (y) subject to Section 8.3(d), the right to receive the Junior Per Share Contingent Payments, if any, pursuant to Section 8.3, without any interest thereon. Infrant shall promptly give NETGEAR notice of any demands received by Infrant for dissenters’ rights, attempted withdrawals of such demands, and any other instruments served

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pursuant to applicable Law received by Infrant with respect to its shareholders’ dissenters’ rights. Infrant shall not, without the prior written consent of NETGEAR, negotiate with Dissenting Shareholders, voluntarily make any payment with respect to any demands regarding appraisals of or payments for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
          3.5. Adjustments to Prevent Dilution. In the event that Infrant changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Series C Per Share Merger Consideration, the Junior Per Share Merger Consideration and Junior Per Share Contingent Payments, if any, shall be equitably adjusted.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF INFRANT
          Subject to such exceptions as are specifically disclosed in the appropriately corresponding section or subsection of the Infrant Disclosure Schedule (provided that the disclosures shall qualify other sections and subsections of the Infrant Disclosure Schedule to the extent it is readily apparent that such disclosure is clearly applicable to such other sections and subsections) Infrant hereby represents and warrants to NETGEAR and Merger Sub that:
          4.1. Organization, Good Standing and Qualification. (a) Infrant is a corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate or similar power and authority to own, lease and operate its properties and Assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had and is not reasonably likely to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement. Infrant has made available to NETGEAR a complete and correct copy of Infrant’s articles of incorporation and bylaws (collectively, “Organizational Documents”), each as amended to date. Infrant’s Organizational Documents so delivered are in full force and effect. Infrant is not in violation of any of the provisions of its Organizational Documents. Section 4.1(a) of the Infrant Disclosure Schedule contains a correct and complete list of each jurisdiction where Infrant is organized and/or qualified to do business.

          (b) Except as disclosed in Section 4.1(b) of the Infrant Disclosure Schedule, Infrant does not (i) have any Subsidiaries or (ii) directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
          4.2. Books and Records. The books of account, minute books, stock record books, and other records of Infrant, all of which have been made available to NETGEAR, are complete and correct in all material respects, and have been maintained in accordance with sound business and accounting practices. The minute books of Infrant contain accurate and complete records, in all material respects, of all meetings held by, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of Infrant, and no meeting of any such shareholders, board of directors or committee has been held where matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.
          4.3. Capital Structure.
          (a) The authorized capital stock of the Infrant consists of 26,000,000 Common Shares, of which 6,179,473 Common Shares were outstanding as of the close of business on the Closing Date immediately prior to the Closing, and 7,925,000 shares of Preferred Stock, comprising (A) 865,000 shares of Series A Preferred Stock, 865,000 of which were outstanding as of the close of business on the Closing Date immediately prior to the Closing, (B) 3,060,000 shares of Series B Preferred Stock, of which 3,060,000 were outstanding as of the close of business on the Closing Date immediately prior to the Closing, and (C) 4,000,000 shares of Series C Preferred Stock, of which 2,666,667 were outstanding as of the close of business on the Closing Date immediately prior to the Closing. All of the issued and outstanding Common Shares and shares of Preferred Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable Laws. Other than (x) 2,192,000 Common Shares reserved for issuance under the Infrant Option Plan, (y) 6,658,334 Common Shares reserved for issuance upon conversion of the shares of Preferred Stock, and (z) no Shares reserved for issuance upon exercise of warrants, Infrant had no Common Shares or shares of Preferred Stock reserved for issuance as of the date of this Agreement. Section 4.3(a) of the Infrant Disclosure Schedule contains a list, which is true and complete in all respects, of each Infrant Equity Right outstanding as of the date of this Agreement, including (i) the name and address of the holder, (ii) the type of security, (iii) the number of Common Shares subject to such Infrant Equity Right, (iv) the exercise price of such Infrant Equity Right, (v) the date on which such Infrant Equity Right was granted, (vi) the applicable vesting schedule (including any potential acceleration of such vesting), (vii) whether early exercise rights apply to such Infrant Equity Right, and (viii) the date on which such Infrant Equity Right expires. Each of the outstanding shares of capital stock or other securities of each of Infrant’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Infrant, free and clear of any Lien. Except as set forth above and in Section 4.3(a) of the Infrant Disclosure Schedule, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate Infrant or any of its Subsidiaries to repurchase, redeem, acquire, issue or sell any shares of capital stock or other securities of Infrant or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of Infrant or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of Infrant to which Infrant or any Shareholder is a party. Infrant does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible by their terms into or exercisable for securities having the right to vote) with the shareholders on any matter. As of the date hereof, the outstanding shares of Infrant’s capital stock are owned of record as set forth in Section 4.3(a) of the Infrant Disclosure Schedule. Section 4.3(a) of the Infrant Disclosure Schedule sets forth the applicable conversion ratio under Infrant’s articles of incorporation pursuant to which (i) the holders of Infrant’s Series A Preferred Stock are entitled to convert their shares of Series A Preferred Stock to Common Shares immediately prior to the Effective Time, (ii) the holders of Infrant’s Series B Preferred Stock are entitled to convert their shares of Series B Preferred Stock to Common Shares immediately prior to the Effective Time, and (iii) the holders of Infrant’s Series C Preferred Stock are entitled to convert their shares of Series C Preferred Stock to Common Shares immediately prior to the Effective Time.
          (b) Section 4.3(b) of the Infrant Disclosure Schedule sets forth a complete and accurate list of Infrant’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Subsidiary of Infrant. Infrant does not own, directly or indirectly, any voting interest in any Person that requires a filing by NETGEAR under the HSR Act or comparable foreign antitrust or competition Laws.
          4.4. Corporate Authority; Approval and Fairness. (a) Infrant has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, the Merger. Assuming the due authorization, execution and delivery of this Agreement by NETGEAR and Merger Sub, this Agreement is a valid and binding agreement of Infrant enforceable against Infrant in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          (b) The board of directors of Infrant has determined that the Merger is fair to, and in the best interests of, Infrant and its shareholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and has recommended the adoption of this Agreement to the Shareholders. No other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Agreement of Merger and such other documents as required by the CGCL).
          (c) The requisite approval under the CGCL of the shareholders of Infrant has been obtained by the delivery of the Shareholders Consent. The Shareholders Consent approves this Agreement, the Merger and the other transactions contemplated hereby in accordance with applicable Law and the Organizational Documents of Infrant.
          4.5. No Conflict; Governmental Filings. (a) Except as provided in Section 4.5(a) of the Infrant Disclosure Schedule, the execution, delivery and performance of this Agreement by Infrant, and the consummation by Infrant of the transactions contemplated hereby do not and will not constitute or result in (i) a conflict with, or a breach or violation of, Infrant’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made or complied with, a conflict with or violation of any Law applicable to Infrant or by which any property or Asset of Infrant is bound or affected, (iii) a breach or violation of, a default under, the acceleration of any obligations under, or the creation of any Lien (with or without notice, lapse of time or both) on the Assets of Infrant pursuant to, any Contract binding upon Infrant or any Law or governmental or non-governmental permit or license to which Infrant is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (ii), (iii) or (iv) above, for any conflict, breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement. Section 4.5 of the Infrant Disclosure Schedule sets forth a correct and complete list of Contracts of Infrant pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii), (iii) and (iv) above).
          (b) Except as provided in Section 4.5(b) of the Infrant Disclosure Schedule, other than (i) the filings and/or notices pursuant to Section 2.3, and (ii) such other consents, approvals, orders, authorizations, registrations, or filings that, if not obtained or made, would not, individually or in the aggregate, prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made by Infrant with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Infrant from any Governmental Entity, in connection with the execution and delivery of this Agreement by Infrant and the consummation by Infrant of the Merger and the other transactions contemplated hereby.
          4.6. Financial Statements. Infrant has delivered to NETGEAR: (i) Infrant’s unaudited balance sheet as of December 31, 2006 (the “Balance Sheet Date”) and (ii) the related unaudited consolidated income statement for the year ended December 31, 2006 (collectively the “Financial Statements”). The Financial Statements referred to in this Section 4.6 are consistent in all material respects with the books and records of Infrant and fairly present the financial position of Infrant and the results of operations of the business of Infrant as of the dates thereof and for the periods set forth therein, except as otherwise noted therein. Nothing has come to the attention of the Infrant since the Balance Sheet Date that would indicate that the Financial Statements are not true and correct in all material respects as of the date thereof.
          4.7. Undisclosed Liabilities; etc. Except as set forth on Section 4.7 of the Infrant Disclosure Schedule, Infrant does not have any liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise, whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person and whether due or to become due), except (i) as and to the extent disclosed, adequately reserved against in the Financial Statements, (ii) for liabilities and obligations under the Contracts entered into in the ordinary course of business or (iii) in the aggregate amount not exceeding $25,000 incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.
          4.8. Absence of Certain Changes. Since the Balance Sheet Date, except as specifically set forth on Section 4.8 of the Infrant Disclosure Schedule, (a) Infrant has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business and since such date, (b) there has not been any Material Adverse Change and (c) Infrant has not:
     (i) declared, set aside, made or paid any dividend or distribution, payable in cash, stock, property or otherwise, on any share of capital stock other than a one time dividend or distribution on the Series C Preferred Shares that does not exceed $500,000 in the aggregate (the aggregate amount of such dividend or distribution, the “Aggregate Share Dividend”);
     (ii) split, combined or reclassified its outstanding shares of capital stock, issued or sold any such shares of any class of its capital stock, or any securities convertible into or exchangeable for any shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

     (iii) acquired (including, without limitation, by merger, consolidation, or acquisition of stock, assets or Intellectual Property or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets or Intellectual Property;
     (iv) incurred any indebtedness, issued or sold any debt securities, prepaid any debt, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances;
     (v) assigned, leased, licensed, mortgaged, pledged or otherwise subjected to any Lien, any of its Assets, except for the Licensed Intellectual Property listed on Section 4.18(a) of the Infrant Disclosure Schedule or encumbrances incurred in the ordinary course of business that are immaterial and would not materially affect Infrant’s use of the Assets so encumbered;
     (vi) forgiven, canceled, compromised, waived or released any material debts, claims or rights, except for debts, claims and rights forgiven, canceled, compromised, waived or released in the ordinary course of business consistent with past practice;
     (vii) increased the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practice in salaries or wages of employees of Infrant who are not officers of Infrant, or granted or increased any severance or termination pay to any director, officer or employee;
     (viii) entered into, adopted, terminated, suspended, made any new grants or awards under, or amended in any material respect any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund, program, or arrangement for the benefit of any officer, director or employee (whether or not legally binding); provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that are required by Law;
     (ix) amended any of its Organizational Documents;
     (x) changed in any material respect its accounting practices, policies or principles, other than as required by GAAP;
     (xi) sold any Assets, other than inventory in the ordinary course of business consistent with past practice;

     (xii) entered into any Contract that is material to the conduct of its business or any amendment, modification or termination of any existing Contract that is material to the conduct of its business other than any such Contracts entered into in the ordinary course of business, or any such Contract that, pursuant to its terms, is cancelable without penalty on notice of 30 days or less following the Effective Time, or breached any Material Contract;
     (xiii) made, authorized or committed to any capital expenditures or capital additions or improvements;
     (xiv) instituted, settled or agreed to settle any litigation, action or proceeding before any court or government body;
     (xv) (A) sold, assigned, leased, terminated, abandoned, transferred or otherwise disposed of or granted any security interest in and to any item of the Scheduled Intellectual Property or Licensed Intellectual Property, in whole or in part, (B) granted any license with respect to any Scheduled Intellectual Property, other than licenses of Infrant Software to customers of Infrant to whom Infrant licenses such Infrant Software in the ordinary course of business, (C) developed, created or invented any Intellectual Property jointly with any third party, or (D) knowingly disclosed, or allowed to be disclosed, any confidential Scheduled Intellectual Property, unless such Scheduled Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
     (xvi) permitted any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;
     (xvii) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
     (xviii) settled any material audit, made or changed any material Tax election, filed any amended Tax Return or taken any other action with regard to any dispute or discussion with a Governmental Entity relating to a material Tax liability or potential liability;
     (xix) made (or became obligated to make) any bonus payments to any of its officers or employees;
     (xx) distributed or transferred any of its or its Subsidiaries cash, marketable securities or net operating losses to any officers, directors, shareholders or Affiliates of it or any of its Subsidiaries, except in the ordinary course of business;
     (xxi) suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or received notice of any loss of a supplier, customer or employee;

     (xxii) entered into any Contract between or among it or any of its Subsidiaries, on the one hand, and any officer, director, shareholder or Affiliate of it or any of its Subsidiaries, on the other hand; or
     (xxiii) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.
          4.9. Litigation and Liabilities. Other than as set forth on Section 4.9 of the Infrant Disclosure Schedule, there are (i) no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Infrant, threatened against Infrant or (ii) except for obligations or liabilities incurred in the ordinary course of business since the Balance Sheet Date, no obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, Infrant in excess of $25,000 or materially impair the ability of Infrant to perform its obligations under this Agreement. None of Infrant, or any material property or Asset of Infrant is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity.
          4.10. Employee Benefits. (a) Section 4.10(a) of the Infrant Disclosure Schedule lists (i) all benefit and compensation plans, contracts, policies, agreements, programs or arrangements, including, but not limited to, employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, stock option, stock purchase, stock appreciation rights, other stock based, or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts, policies or agreements, written or oral and whether legally enforceable or not, to which Infrant or any ERISA Affiliate is a party, with respect to which Infrant or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by Infrant or any ERISA Affiliate for the benefit of any current or former employee, officer or director of Infrant, and (ii) any Contracts between Infrant or any ERISA Affiliate and any employee, officer or director of Infrant or an ERISA Affiliate including, without limitation, any Contracts relating to a sale of Infrant (collectively, the “Plans”), and there are no Plans other than those disclosed on Section 4.10(a) of the Infrant Disclosure Schedule.
          (b) None of the Plans is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or is intended to be qualified under Section 401(a) or Section 401(k) of the Code. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof. Except as described in Section 4.10(b) of the Infrant Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination, parachute or similar-type benefits to any person or obligates Infrant or any ERISA Affiliate to pay separation, severance, termination, parachute or similar-type benefits solely or partially as a result of a change in control, including a “change in control” within the meaning of such term under Section 280G of the Code. Except as described in Section 4.10(b) of the Infrant Disclosure

Schedule, neither the execution and delivery of this Agreement, approval by the Shareholders of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan or any payments under any Plan which would not be deductible under Section 280G of the Code, (ii) materially increase any benefits otherwise payable under any Plan or other arrangement, (iii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or result in any other material obligation pursuant to, any Plan or other arrangement, (iv) affect in any material respect any Plan’s current treatment under any Laws including any tax or social contribution law, or (v) limit or restrict the right of Infrant or, after consummation of the transactions or satisfaction of the conditions contemplated hereby, NETGEAR or the Surviving Corporation, to merge, amend or terminate any Plan without incurring any liability thereunder other than in respect of claims incurred prior to such merger, amendment or termination.
          (c) Except as described in Section 4.10(c) of the Infrant Disclosure Schedule, each Plan is now and always has been in compliance with and operated in all material respects in accordance with its terms and the requirements of all applicable laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. Infrant and its agents have performed all obligations required to be performed by it under, are not in any respect in default under or in violation of, and Infrant has no knowledge of any default or violation by any party to, or with respect to, any Plan. No action, claim or proceeding is pending or, to the knowledge of Infrant, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Infrant, no fact or event exists that could give rise to any such action, claim or proceeding. Neither Infrant nor any ERISA Affiliate is subject to, has incurred, can reasonably be expected to incur, or has engaged in a transaction that could subject it to, any penalty, tax or other liability with respect to any Plan, nor has any employee, officer, or director of Infrant or any party in interest or fiduciary with respect to any Plan, under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
          (d) No contributions, premiums or payments are required to be made or accrued with respect to any Plan. Neither Infrant nor any ERISA Affiliate has any obligation for retiree health or life benefits under any Plan or collective bargaining agreement. There has been no amendment to, announcement by Infrant or an ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year.
          4.11. Compliance with Laws; Permits. The businesses of Infrant have not been, and are not being, conducted in violation of any Laws in any respect except for violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to Infrant is pending or, to the knowledge of Infrant, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of Infrant, no change is required in Infrant’s processes, properties or procedures in connection with any Laws, and Infrant has not received any notice or communication of any noncompliance with any Laws that has not been cured as of the date hereof. Infrant has obtained all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (collectively, the “Necessary Approvals”) except for any Necessary Approvals as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement.
          4.12. Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or any anti-takeover provision in Infrant’s Organizational Documents is, or at the Effective Time will be, applicable to Infrant, the Shares, the Merger or the other transactions contemplated by this Agreement.
          4.13. Material Contracts. (a) Section 4.13(a) of the Infrant Disclosure Schedule contains a list of the following types of Contracts to which Infrant is a party on the date hereof (such Contracts referred to herein as “Material Contracts”):
     (i) each Contract for the purchase or lease of personal property with any supplier or for the furnishing of services to Infrant with payments greater than $25,000 annually;
     (ii) each customer Contract for the purchase of products or services from Infrant for an aggregate purchase price that exceeds, or may exceed, $25,000;
     (iii) all sales and marketing agreements and distributor agreements;
     (iv) all Intellectual Property Contracts, including development Contracts and any maintenance and support agreements, except for any clickwrap or shrink-wrap agreements for Software the aggregate purchase price of which has not exceeded $25,000;
     (v) all leases and subleases of real property;
     (vi) any material Contract which is terminable upon or prohibits a change of ownership or control of Infrant;

     (vii) all original equipment manufacturing (“OEM”) agreements and any Contract under which any Person has agreed to manufacture products to be sold by Infrant;
     (viii) any Contracts involving the procurement of trial or testing services;
     (ix) all Contracts related to the production of hardware or software sold or licensed to customers by Infrant;
     (x) any employment or consulting agreement with any Person;
     (xi) all management agreements (excluding employment agreements) and contracts with other consultants that involve the payment of royalties or other amounts calculated based upon the revenues or income of Infrant or income or revenues related to any product of Infrant;
     (xii) all final term sheets, memoranda of understanding, letters of intent or similar agreements relating to (A) any pending or proposed sales, options or grants of securities of Infrant or (B) prospective strategic alliances, joint ventures or other similar relationships or transactions;
     (xiii) any Contract that relates to indebtedness owed by Infrant, or the guarantee thereof, excluding purchases of parts or equipment in the ordinary course of business consistent with past practice;
     (xiv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which Infrant is a party, or any other Contract that compensates any Person based on sales by Infrant;
     (xv) all Contracts with any Governmental Entity to which Infrant is a party;
     (xvi) all Contracts that limit or purport to limit the ability of Infrant to compete in any line of business or with any Person or in any geographic area or during any period of time;
     (xvii) all Contracts that result in any Person holding a power of attorney from Infrant that relates to Infrant or its business;
     (xviii) all Contracts, other than the employment or consulting agreements referred to in clause (x) above or Section 4.18(j), between or among Infrant, on the one hand, and any officer, director or shareholder of Infrant or an Affiliate of such Person, on the other hand;

     (xix) all Contracts to which Infrant is expressly subject by the terms of the Contract to confidentiality obligations (excluding nondisclosure agreements with parties as to which Infrant has no other Contracts or business relationship); and
     (xx) all other Contracts, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $25,000.
          (b) Infrant has made available to NETGEAR a correct and complete copy of each Material Contract, together with any and all amendments or modifications thereto. Except as set forth in Section 4.13(b) of the Infrant Disclosure Schedule, (i) each Material Contract is valid, binding, enforceable, and in full force and effect, and Infrant is not in breach or default under any material term of such Material Contract, and, to the knowledge of Infrant, no event has occurred which, with or without notice or lapse of time or both, would constitute a breach or default of a material term of, or permit termination, modification, or acceleration under, such Material Contract; (ii) to Infrant’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) Infrant is not in receipt of any claim of default under any Material Contract. Except as set forth in Section 4.13(b) of the Infrant Disclosure Schedule, following consummation of the Merger, each Material Contract will be valid, binding, and enforceable by the Surviving Corporation.
          (c) With respect to the Material Contracts, Infrant has not agreed, orally or in writing, to any material modification, amendment or addition to such Material Contracts and Infrant has not entered into any additional Contract with any party to a Material Contract, the subject matter of which is substantially similar to such Material Contract.
          4.14. Environmental Matters. (a) Infrant is not in violation of any Environmental Health and Safety Law; (b) to Infrant’s knowledge, no real property currently or formerly owned or operated by Infrant is contaminated with any Hazardous Substances requiring remediation under any Environmental Health and Safety Law; (c) to Infrant’s knowledge, Infrant is not subject to liability for any off-site disposal or contamination; (d) Infrant has not received any claims or notices alleging liability under any Environmental Health and Safety Law; and (e) to Infrant’s knowledge, there are no circumstances involving Infrant that could result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Health and Safety Law.
          4.15. Accounting and Tax Matters. (a) Except as set forth in Section 4.15(a) of the Infrant Disclosure Schedule, Infrant (i) has prepared or will prepare in good faith and duly and timely has filed or will file all Tax Returns required to have been filed with respect to Infrant on or before the Closing Date and all such filed Tax

Returns are or will be true, correct and complete in all material respects and (ii) has or will have paid in full all material Taxes that are required to have been paid on or before the Closing Date and has or will have withheld from amounts owing to any employee, creditor or third party all amounts that Infrant is obligated to have withheld on or before the Closing Date. Infrant does not expect the assessment of any additional Taxes and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes which would exceed the estimated reserves therefor established on its books and records. All deficiencies asserted or assessments made as a result of any examination of any Tax Return have been paid in full or otherwise finally resolved, and no issues that have been raised by a relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) of the first sentence of this Section 4.15(a) are currently pending. There has not been any written notice by any Tax authority or other Governmental Entity regarding a tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns, nor, to the knowledge of Infrant, is any such tax audit or other proceeding threatened with regard to any Taxes or Tax Returns. Infrant has not waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect. There are no Liens on any of Infrant’s Assets that arose in connection with any failure (or alleged failure) to pay any Tax. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Infrant. Infrant has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Returns. Infrant will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. Except as set forth in Section 4.15 of the Infrant Disclosure Schedule, Infrant will not, as a result of the transactions contemplated by this Agreement, be obligated to make a payment to any officer, director or employee of Infrant as a result of or otherwise attributable to the application of Section 280G of the Code to any transaction contemplated by this Agreement, including, without limitation, any reimbursement of any excise tax or gross-up amount for taxes incurred by any such officer, director or employee. Infrant has made available to NETGEAR true and correct copies of the United States federal income Tax Returns filed by Infrant for each of the fiscal years ended December 31, 2003, 2004 and 2005.
          (b) No claim has ever been made by any Tax authority or other Governmental Entity in a jurisdiction where Infrant does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (c) Infrant has not participated in any reportable or listed transaction as defined under Code Section 6011. If Infrant has participated in a reportable or listed transaction, it has properly disclosed such transaction in accordance with the applicable Tax regulations.
             4.16. Labor Matters. Except as set forth in Section 4.16 of the Infrant Disclosure Schedule:
          (a) Infrant is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Infrant, nor is Infrant under any current obligation to bargain with any bargaining agent on behalf of any such persons, nor, to the knowledge of Infrant, are there or have there been any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Infrant;
          (b) There are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of Infrant after due inquiry, threatened between Infrant, on the one hand, and any of its employees, on the other hand, and Infrant has not experienced any such controversy, strike, slowdown or work stoppage within the past three years;
          (c) Infrant has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract and, to the knowledge of Infrant, there are no grievances outstanding against Infrant under any such contract that could have a Material Adverse Effect;
          (d) There are no unfair labor practice complaints pending against Infrant before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Infrant that could have a Material Adverse Effect;
          (e) Infrant is currently in compliance in all respects with all applicable Laws relating to the employment of labor, including those related to wages (including the payment of overtime), hours, worker classifications (including proper classification of any independent contractors or consultants), collective bargaining, unemployment insurance, workers’ compensation, discrimination, record-keeping and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity, except for compliance failures as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement, and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Infrant and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing;

          (f) To the knowledge of Infrant, each employee of Infrant who is located in the United States and is not a United States citizen has all necessary approvals, authorizations and papers necessary to work in the United States in accordance with applicable Law;
          (g) Infrant has paid in full to all employees, or adequately reserved all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;
          (h) There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or, to the knowledge of Infrant, is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by Infrant;
          (i) Infrant is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices;
          (j) There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of Infrant, threatened with respect to Infrant;
          (k) There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, or any alleged violation of any privacy Laws, which has been asserted or, to the knowledge of Infrant, is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Infrant has employed or currently employs any person;
          (l) Infrant has not received written notice of the intent of any federal, state, local or foreign Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Infrant and no such investigation is in progress or has been conducted in the past; and
          (m) Except as set forth in Section 4.16(m) of the Infrant Disclosure Schedule, Infrant is not aware that any officer or key employee intends to terminate employment with Infrant.
          4.17. Insurance. (a) Section 4.17 of the Infrant Disclosure Schedule sets forth, with respect to each insurance policy under which Infrant is an insured or otherwise the principal beneficiary of coverage, (i) the name of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. Infrant has made available to NETGEAR true and complete copies of all such policies.

          (b) To the knowledge of Infrant, all insurance policies maintained by Infrant provide full and adequate coverage for all normal risks incident to the business of Infrant and its Assets, and are in character and amount substantially equivalent to that carried by Persons engaged in similar businesses and subject to comparable perils or hazards.
          (c) Infrant is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy), and, to the knowledge of Infrant, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy.
          (d) At no time has Infrant (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.17 of the Infrant Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.
          4.18. Intellectual Property. (a) Section 4.18(a) of the Infrant Disclosure Schedule (a) sets forth a true and complete list of all (i) Registered and/or material Intellectual Property owned by Infrant, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”) and (ii) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for Infrant). Infrant exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all Liens, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Infrant’s use thereof or its rights thereto. Infrant has sufficient rights to use all Intellectual Property used in its business (whether by ownership or by license) as presently conducted and to be used in its business as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. Infrant does not and has not in the course of conducting its business and marketing its products since Infrant’s inception infringed or otherwise violated the Intellectual Property rights of any third party. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against Infrant concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To Infrant’s knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To Infrant’s knowledge, no person is violating any Scheduled Intellectual Property right or other Intellectual Property right that Infrant holds exclusively. Infrant has complied with all Internet domain name registration and other requirements of Internet domain administration authorities concerning Internet domain names that are Infrant Intellectual Property, except for compliance failures as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement.
          (b) The operation of the business of Infrant as currently conducted, the sale or use of the products of Infrant, the use of the Scheduled Intellectual Property and Licensed Intellectual Property in connection therewith and the transmission, use, linking and other practices of Infrant in the operation of its web sites, including the content thereof and the advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no claim is pending or, to Infrant’s knowledge, threatened against Infrant alleging any of the foregoing.
          (c) No legal proceedings have been asserted, are pending, or, to the knowledge of Infrant, threatened against Infrant (i) based upon or challenging or seeking to deny or restrict the use by Infrant of any of the Scheduled Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by Infrant infringes or misappropriates any Intellectual Property right of any third party, or (iii) alleging that the Licenses being licensed are in conflict with the terms of any license or other agreement.
          (d) To the knowledge of Infrant, no person is engaging in any activity that infringes or misappropriates the Scheduled Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 4.18(d) of the Infrant Disclosure Schedule, Infrant has not granted any license or other right to any third party with respect to the Scheduled Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Scheduled Intellectual Property or Licensed Intellectual Property.
          (e) Infrant has delivered or made available to NETGEAR true and correct and complete copies of patents, patent applications, assignments, license commitments and other agreements listed or described in Section 4.18 of the Infrant Disclosure Schedule and all applications and registrations for Proprietary Names and copyrights, licenses, leases, commitments and other agreements listed or described in Section 4.18 of the Infrant Disclosure Schedule, other than licenses of commercial off-the-shelf, click-wrap or shrink-wrap computer software. With respect to each such agreement delivered or made available as specified in this Section 4.18(e):
     (i) Except as set forth in Section 4.18(e)(i) of the Infrant Disclosure Schedule, each such agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties with respect to the subject matter of such agreement. There are no defaults under each such agreement that will result in payments by Infrant. No party to any such agreement has threatened to terminate such agreement on account of any breach (actual or alleged);
     (ii) such agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such agreement or otherwise give the other party to such agreement a right to terminate such agreement or otherwise require any consent of a third party;
     (iii) Infrant has not (A) received any notice of termination or cancellation under such agreement, (B) received any notice of breach or default under such agreement, which breach has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such agreement that would constitute a breach of such agreement; and
     (iv) none of Infrant or, to Infrant’s knowledge, any other party to such agreement, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such agreement.
          (f) The Infrant Software as described in Section 4.18(f) of the Infrant Disclosure Schedule is free of all viruses, worms, trojan horses and other contaminants, and does not contain any bugs, errors, or problems of a material nature that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. Infrant has obtained all approvals necessary for exporting the Infrant Software outside the United States, to any country in which the Infrant Software is currently sold or licensed for use and importing the Infrant Software into any country in which the Infrant Software is now sold or licensed for use, and all such export and import approvals in the United States, and throughout the world are valid, current, outstanding and in full force and effect.
          (g) Infrant has the right to use all software development tools, library functions, compilers and other third party software, mask works, know-how and industrial designs that are material to the business of Infrant, or that are currently used in the operation or modification of the Infrant products. Infrant does not receive any rights to use Intellectual Property through a sub-licensing arrangement.
          (h) Infrant owns all mask works used in producing its products.
          (i) Infrant has taken reasonable measures to protect the confidentiality of all Trade Secrets and other confidential Intellectual Property used or held by it. To the knowledge of Infrant, (i) there has been no unauthorized disclosure or misappropriation of any material trade secrets or other material confidential Intellectual Property of Infrant by any Person, (ii) no employee, independent contractor or agent of Infrant has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of Infrant is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract governing the protection, ownership, development, use or transfer of Intellectual Property.
          (j) Each of the current and former employees and consultants of Infrant other than those set forth in Section 4.18(j)(i) of the Infrant Disclosure Schedule has executed a confidential information and assignment of inventions agreement with Infrant substantially in the form or forms attached as Section 4.18(j)(i) of the Infrant Disclosure Schedule. Each current and former consultant of Infrant has executed a consulting agreement with Infrant substantially in the form or forms attached as Section 4.18(j)(ii) of the Infrant Disclosure Schedule. To Infrant’s knowledge, none of its employees or consultants is in violation of any such agreement. All vendors of Infrant with access to confidential information of Infrant are parties to written agreements substantially in the form attached to Section 4.18(j)(iii) of the Infrant Disclosure Schedule under which, among other things, each such consultant or vendor is obligated to maintain the confidentiality of confidential information of Infrant. To Infrant’s knowledge, none of its vendors is in violation thereof. To Infrant’s knowledge, none of Infrant’s current employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Infrant in the furtherance of its business, which patents or applications have not been assigned to Infrant. To Infrant’s knowledge, Infrant’s employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such employees’ contractual obligations to any third person.
          (k) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Infrant in connection with its business, and have not materially malfunctioned or failed during the lesser of the past three (3) years or the period since the date of their development and/or release, as the case may be. The IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To Infrant’s knowledge, no person has gained unauthorized access to the IT Assets. Infrant has implemented reasonable backup, security and disaster recovery technology consistent with industry practices. Infrant takes reasonable measures, directly or indirectly, to ensure the confidentiality of customer confidential information.

          (l) Infrant has source code for each version of Software owned by it. The source code for such Software will compile into object code or otherwise is capable of being installed and operated. Once compiled and/or installed, such software will have the features, functions and performance described in the documentation pertaining to it and will execute on the computer platforms for which it is designed. All source code and other documentation concerning such software is correct, accurate and sufficiently documented to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of software to which it pertains, without reference to other sources of information. Except as set forth in Section 4.18(l) of the Infrant Disclosure Schedule, to Infrant’s knowledge, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.
          (m) Section 4.18(m) of the Infrant Disclosure Schedule contains a complete and accurate list, together with applicable Export Control Classification Number (ECCN), of all software that is sold, licensed, leased or otherwise distributed by Infrant or its affiliates or resellers (the “Software Products”) indicating in each case, the name, owner and most recent version of the Software and information regarding any third-party code that is embedded in such Software Product. For the avoidance of doubt, software that is obtained under a “limited license” or open source license, shall be considered “third-party code.”
          4.19. Title to Properties; Encumbrances. (a) Section 4.19(a) of the Infrant Disclosure Schedule sets forth a true and complete list of all real property owned or leased by Infrant. Each parcel of real property owned or leased by Infrant (i) is owned or leased free and clear of all Liens, other than Permitted Liens and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the knowledge of Infrant, has any such condemnation, expropriation or taking been proposed.
          (b) All leases of real property leased for the use or benefit of Infrant to which Infrant is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Infrant, nor, to the knowledge of Infrant, any event which, with notice or lapse of time or both, would constitute a default thereunder by Infrant, except for defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement.
          (c) There are no contractual or legal restrictions that preclude or materially restrict the ability to use any real property owned or leased by Infrant for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by Infrant other than those that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or impair the ability of Infrant to consummate the transactions contemplated by this Agreement.
          (d) Infrant owns all of the Assets (excluding, for purposes of this paragraph, Intellectual Property) that it purports to own, including all of the Assets reflected in the Financial Statements. All of the aforementioned Assets, taken together, are the only Assets used in conducting the business of Infrant, and such Assets are adequate for the continued operation of such business after the Closing in substantially the same manner as conducted to the date hereof. All Assets reflected in the Financial Statements are free and clear of all Liens except (i) Liens reflected in the Financial Statements and (ii) Permitted Liens.
          4.20. Suppliers. As of the date hereof, no supplier of Infrant, has canceled or otherwise terminated any Contract with Infrant prior to the expiration of such Contract’s term, or, to Infrant’s knowledge, has threatened to cancel or otherwise terminate its relationship with Infrant or to substantially reduce its sale to Infrant of any products, equipment, goods or services. Infrant has not breached in any material respect any agreement with any such supplier of Infrant.
          4.21. Product Warranties. Infrant has made available to NETGEAR complete and correct copies of the standard terms and conditions of sale for each of the major products and services of Infrant (together with any applicable guaranty, warranty and indemnity provisions). Section 4.21 of the Infrant Disclosure Schedule lists all instances, and provides a reasonably detailed description, of (i) any recall of any of Infrant’s products and (ii) any guaranty, warranty or indemnity granted by Infrant beyond the standard terms and conditions of sale for any major products and services of Infrant.
          4.22. Certain Payments. No director, officer, agent, or employee of Infrant, or any other Person associated with or acting for or on behalf of Infrant, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business or (B) in violation of any Law, or (ii) established or maintained any fund or Asset that has not been recorded in the books and records of Infrant.
          4.23. Infrant Information Statement Sections. The Infrant Information Statement Sections shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          4.24. Brokers and Finders. Neither Infrant nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that Infrant has employed Susquehanna Financial Group, LLP as its financial advisor, the arrangements with which have been disclosed to NETGEAR prior to the date hereof.
ARTICLE V
REPRESENTIONS AND WARRANTIES
OF NETGEAR AND MERGERSUB
          Subject to such exceptions as are specifically disclosed in the appropriately corresponding section or subsection of the NETGEAR Disclosure Schedule (provided that the disclosures shall qualify other sections and subsections of the NETGEAR Disclosure Schedule to the extent it is readily apparent that such disclosure is clearly applicable to such other sections and subsections), NETGEAR and Merger Sub, jointly and severally, hereby represents and warrants (provided that the representations and warranties in Sections 5.5, 5.6, 5.7, 5.8 and 5.9 shall only be breached if the breach of any such section results in an Earnout Material Adverse Effect) to Infrant that:
          5.1. Organization, Good Standing and Qualification. NETGEAR is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized and validly existing and in good standing under the laws of the State of California. Each of NETGEAR and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to prevent, delay or impair the ability of NETGEAR or Merger Sub to consummate the transactions contemplated by this Agreement.
          5.2. Corporate Authority. No vote of holders of capital stock of NETGEAR is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of NETGEAR and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, and no other corporate proceedings on the part of NETGEAR or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. Assuming the due authorization, execution and delivery of this Agreement by Infrant, this Agreement is a valid and binding agreement of NETGEAR and Merger Sub, enforceable against each of NETGEAR and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          5.3. No Conflict; Governmental Filings. (a) The execution, delivery and performance of this Agreement by NETGEAR and Merger Sub, and the consummation by NETGEAR and Merger Sub of the transactions contemplated hereby do not and will not constitute or result in (i) a conflict with, or a breach or violation of, the certificate of incorporation or bylaws of NETGEAR, (ii) a conflict with, or a breach or violation of, the articles of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made or complied with, a conflict with or violation of any Law applicable to NETGEAR or Merger Sub or any Subsidiary or by which any material property or asset of NETGEAR or Merger Sub is bound or affected, (iii) a breach or violation of, a default under, the acceleration of any obligations under, or the creation of any Lien (with or without notice, lapse of time or both) on the assets of NETGEAR or Merger Sub pursuant to, any Contract binding upon NETGEAR or Merger Sub or any Law or governmental or non-governmental permit or license to which NETGEAR or Merger Sub is subject, except, in the case of clauses (ii) or (iii) above, for any conflict, breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not reasonably be expected to prevent, materially delay or impair the ability of NETGEAR or Merger Sub to consummate the transactions contemplated by this Agreement.
          (b) Other than the filings and/or notices pursuant to Section 2.3, no notices, reports or other filings are required to be made by NETGEAR or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by NETGEAR or Merger Sub from any, Governmental Entity in connection with the execution and delivery of this Agreement by NETGEAR and Merger Sub and the consummation by NETGEAR and Merger Sub of the Merger and the other transactions contemplated hereby including, without limitation, any filings under the HSR Act.
          5.4. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 10,000 shares of Common Stock, par value $0.001 per share, of which 1,000 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by NETGEAR or a direct or indirect wholly owned Subsidiary of NETGEAR. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
          5.5. SEC Filings. NETGEAR has filed or furnished, as applicable, on a timely basis all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 (the “Applicable Date”) (the reports filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “NETGEAR Reports”). Each of the NETGEAR Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Exchange Act, and any rules and regulations promulgated thereunder applicable to the NETGEAR Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the NETGEAR Reports did not, and any NETGEAR Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          5.6. Undisclosed Liabilities; etc. Except as set forth on Section 5.6 of the NETGEAR Disclosure Schedule, NETGEAR does not have any liabilities or obligations of any nature (whether known, unknown, absolute, accrued, contingent or otherwise, whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person and whether due or to become due) relating solely to the NETGEAR Covered Products, except (i) as and to the extent adequately reserved against in the NETGEAR Financial Statements, (ii) for liabilities and obligations under Contracts entered into in the ordinary course of business, or (iii) otherwise in an amount not exceeding $25,000 in the aggregate incurred since the NETGEAR Balance Sheet Date.
          5.7. Absence of Certain Changes. Since the NETGEAR Balance Sheet Date, except as specifically set forth on Section 5.7 of the NETGEAR Disclosure Schedule: (a) NETGEAR has conducted the business of the NETGEAR Covered Products only in, and has not engaged in any material transaction relating to the NETGEAR Covered Products other than according to, the ordinary and usual course of such business, and (b) there has not been any Earnout Material Adverse Change.
          5.8. Suppliers. As of the date hereof, no supplier of NETGEAR has canceled or otherwise terminated any Contract with NETGEAR relating solely to the NETGEAR Covered Product prior to the expiration of such Contract’s term, or, to NETGEAR’S knowledge, has threatened to cancel or otherwise substantially reduce its sale to NETGEAR of any products, equipment, goods or services that are necessary to manufacture the NETGEAR Covered Products. NETGEAR has not breached in any respect any Contract relating solely to the NETGEAR Covered Products, except for breaches as could not, individually or in the aggregate, reasonably be expected to have an Earnout Material Adverse Effect.
          5.9. Product Warranties. NETGEAR has made available to Infrant complete and correct copies of the standard terms and conditions of sale for each of the NETGEAR Covered Products (together with any applicable guaranty, warranty and indemnity provisions). Section 5.9 of the NETGEAR Disclosure Schedule lists all instances, and provides a reasonably detailed description, of (i) any recall of any of the

NETGEAR Covered Products and (ii) any guaranty, warranty or indemnity granted by NETGEAR beyond the standard terms and conditions of sale for the NETGEAR Covered Products.
ARTICLE VI
CONDUCT PRIOR TO CLOSING
          6.1. Interim Operations of Infrant. Infrant covenants and agrees that, after the date hereof and prior to the Effective Time (unless NETGEAR shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement), the business of Infrant shall be conducted only in, and Infrant shall not take any action except in, the ordinary and usual course of business and in a manner consistent with past practice; and Infrant shall use its reasonable best efforts to preserve its business organization intact, keep available the services of the current officers, employees and consultants of Infrant and maintain or improve its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and other Persons with which Infrant has material business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.1 of the Infrant Disclosure Schedule, Infrant shall not, after the date hereof and prior to the Effective Time (unless NETGEAR shall otherwise approve in writing):
          (a) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, on any share of capital stock other than the Aggregate Share Dividend;
          (b) split, combine or reclassify its outstanding shares of capital stock, issue or sell any             shares of any class of its capital stock, or any securities convertible into or exchangeable for any shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;
          (c) acquire (including, without limitation, by merger, consolidation, or acquisition of stock, assets or Intellectual Property or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets or Intellectual Property;
          (d) incur any Indebtedness, issue or sell any debt securities or prepay any debt, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;
          (e) assign, lease, license, mortgage, pledge or otherwise subject to any Lien any of its material Assets, except for encumbrances incurred in the ordinary course of business that are immaterial and would not affect Infrant’s use of the Assets so encumbered;
          (f) forgive, cancel, compromise, waive or release any debts, claims or rights, except for debts, claims and rights forgiven, canceled, compromised, waived or released in the ordinary course of business consistent with past practice without the approval of NETGEAR (such approval not to be unreasonably withheld);
          (g) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practice in salaries or wages of employees of Infrant who are not officers of Infrant, or grant any severance or termination pay to any director, officer or employee;
          (h) enter into, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director or employee (whether or not legally binding); provided, however, that the foregoing provisions of this subsection (h) shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;
          (i) amend any of its Organizational Documents;
          (j) change any of its accounting practices, policies or principles, other than as required by GAAP;
          (k) other than trade payables in the ordinary course of business and Contracts entered into in the ordinary course of business, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person) in excess of $25,000 in the aggregate at any one time outstanding without the approval of NETGEAR (such approval not to be unreasonably withheld), other than purchase orders and payroll obligations in the ordinary course of business;
          (l) sell any Assets (excluding Intellectual Property), other than inventory in the ordinary course of business consistent with past practice;
          (m) enter into, amend, modify or terminate any Contract involving an expenditure of more than $25,000 in the aggregate, or that is otherwise material to the conduct of its business or its prospects without the approval of NETGEAR (such approval not to be unreasonably withheld);

          (n) make, authorize or commit for any capital expenditures or capital additions or improvements without the approval of NETGEAR (such approval not to be unreasonably withheld);
          (o) institute, settle or agree to settle any litigation, action or proceeding before any court, arbitrator, tribunal, Governmental Entity or administrative body;
          (p) (i) sell, assign, lease, terminate, abandon, transfer or otherwise dispose of or grant any security interest in and to any item of the Scheduled Intellectual Property or Licensed Intellectual Property, in whole or in part, without the approval of NETGEAR (such approval not to be unreasonably withheld), (ii) grant any license with respect to any Scheduled Intellectual Property, without the approval of NETGEAR (such approval not to be unreasonably withheld), excluding in connection with the sale of its products in the ordinary course of its business, (iii) develop, create or invent any Intellectual Property jointly with any third party without the approval of NETGEAR (such approval not to be unreasonably withheld), or (iv) knowingly disclose, or allow to be disclosed, any confidential Scheduled Intellectual Property, unless such Scheduled Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
          (q) permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated without the approval of NETGEAR (such approval not to be unreasonably withheld);
          (r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
          (s) settle any material audit, make or change any material Tax election, file any amended Tax Return or take any other action with regard to any dispute or discussion with a Governmental Entity relating to a material Tax liability or potential liability;
          (t) hire any additional officers or employees and enter into employment agreements in connection therewith, without the approval of NETGEAR (such approval not to be unreasonably withheld);
          (u) issue any press release or otherwise make any public announcement other than as contemplated in Section 7.5 or with the approval of NETGEAR (such approval not to be unreasonably withheld);
          (v) knowingly take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

          (w) distribute or transfer any of its or its Subsidiaries cash, marketable securities or net operating losses to any officers, directors, shareholders or Affiliates of it or any of its Subsidiaries, except in the ordinary course of business;
          (x) enter into any Contract between or among it or any of its Subsidiaries, on the one hand, and any officer, director, shareholder or Affiliate of it or any of its Subsidiaries, on the other hand; or
          (y) authorize or enter into an agreement to do any of the foregoing.
          6.2. Interim Operations of NETGEAR. NETGEAR covenants and agrees that, after the date hereof and prior to the Effective Time (unless Infrant shall otherwise approve in writing which approval shall not be unreasonably withheld and except as otherwise expressly contemplated by this Agreement), the business of NETGEAR solely with respect to the NETGEAR Covered Products shall be conducted only in, and NETGEAR shall not take any action with respect to the NETGEAR Covered Products except in, the ordinary and usual course of business and in a manner consistent with past practice unless such conduct or action would not result in an Earnout Material Adverse Effect.
ARTICLE VII
ADDITIONAL AGREEMENTS
          7.1. Information. Infrant and NETGEAR each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by NETGEAR, Merger Sub or Infrant, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Infrant and NETGEAR each shall give prompt notice to the other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or impair the ability of such party to consummate the transactions contemplated by this Agreement.
          7.2. Access. (a) Upon reasonable notice, Infrant shall afford NETGEAR’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, Infrant shall furnish promptly to NETGEAR and Merger Sub all information concerning Infrant’s business, properties and personnel as may reasonably be requested. All requests for information made pursuant to this Section 7.2 shall be directed to an executive officer of Infrant, or such Person as may be designated by Infrant.

          (b) All information obtained by NETGEAR or Merger Sub pursuant to this Section 7.2 shall be kept confidential in accordance with the non-disclosure agreement, dated as of October 27, 2006 (the “Non-Disclosure Agreement”), between NETGEAR and Infrant.
          (c) No investigation pursuant to this Section 7.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
          7.3. No Solicitation of Transactions. (a) Infrant agrees that neither it nor any of the officers and directors of it shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal. Infrant further agrees that neither it nor any of the officers and directors of it shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.
          (b) Infrant agrees that it will notify NETGEAR promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals, offers or inquiries. Notwithstanding the foregoing sentence, if the identity of such Person or some or all of such terms and conditions are delivered under a confidentiality limitation either in existence on the date hereof or by which Infrant reasonably determines in good faith it is legally bound, then Infrant will be required to provided notice of the existence of such proposal or offer and any other information required by the foregoing sentence which may be provided in accordance with such confidentiality limitation. Infrant agrees not to (i) voluntarily enter into after the date hereof any confidentiality limitation related to any transactions of the type described in Section 7.3(a), or (ii) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
          7.4. Regulatory Filings.
          (a) The parties will cooperate to file promptly any filings and submissions with any Governmental Entity that the parties may agree in their best judgment are necessary, material or appropriate in connection with the Merger. Infrant and NETGEAR each shall (i) cooperate and coordinate with one another in the making of such filings, (ii) supply the other with any information that may be required to effectuate such filings, and (iii) subject to Section 10.2, promptly supply any additional information that may be required by the Governmental Entity.

          7.5. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter Infrant and NETGEAR shall consult with one another prior to issuing any press releases or otherwise making any public announcements with respect to the Merger and the other transactions contemplated by this Agreement (other than disclosures to the Infrant’s shareholders and optionholders as contemplated by this Agreement as required to comply with the CGCL) and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in each case, applicable to NETGEAR; provided that NETGEAR shall have the opportunity to review and approve all such press releases, public announcements, filings, disclosures and communications by Infrant prior to their distribution.
          7.6. Tax Matters.
          (a) Liability for Taxes. The Holders shall be liable for all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Infrant) imposed on Infrant or for which Infrant may otherwise be liable for any taxable year or period that ends on or before the Closing Date (such period being referred to as the “Pre-Closing Period”) and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date (such portion of the taxable year being referred to as the “Partial Tax Period”).
          (b) Taxes for Short Taxable Year. For purposes of paragraph (a) of this Section 7.6, whenever it is necessary to determine the liability for Taxes of Infrant for a Partial Tax Period, the determination of the Taxes of Infrant for such period shall be determined by assuming that Infrant had a taxable year or period which ended on the Closing Date, except that exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.
          (c) Adjustment to Purchase Price. Any payment by the Holders under this Section 7.6 will be treated for tax purposes as a downward adjustment to the aggregate amount paid by NETGEAR to the Holders at the Effective Time as a result of the Merger.
          (d) Refunds from Carrybacks. If Infrant becomes entitled to a refund or credit of Taxes related to either the Pre-Closing Period or the Partial Tax Period and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to Infrant, the Holders acknowledge and agree that NETGEAR shall retain the amount of such refund or credit together with any interest thereon for the benefit of the Surviving Corporation.

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          (e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, NETGEAR shall join in the execution of any such Returns and documentation.
          7.7. Cooperation. Each of the parties hereto hereby agrees that it shall cooperate with the other parties hereto and use its reasonable best efforts to consummate the Merger as soon as practicable following the date hereof, including, but not limited to, using its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, and (ii) make all necessary filings, and, subject to Section 10.2, thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law.
          7.8. Expenses. Except to the extent specifically provided otherwise in Section 10.5 or Article XI hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. Upon receipt of the Aggregate Merger Closing Consideration, the Holders Representative shall first fully satisfy any expenses of Infrant incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement prior to distribution of the remainder to the Holders. At least two (2) business days prior to the Closing, Infrant shall provide NETGEAR with final and binding invoices, and confirmations of payment, from Infrant’s financial advisors, investment bankers, accountants, auditors, legal counsel and other agents, representatives, advisors and third parties in connection with the transactions contemplated by this Agreement together with a written representation by Infrant and the Holders Representative that such invoices and confirmations evidence all amounts comprising the Expenses Amount.
          7.9. Information Statement. Prior to the date hereof, Infrant shall have distributed to all of the Consenting Shareholders an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) relating to the Merger. Promptly after the date hereof, Infrant shall have distributed to all of the Holders the Information Statement. The Information Statement shall be in a form approved by NETGEAR. No amendment or supplement to the Information Statement shall be made by Infrant without the approval of NETGEAR, which approval with respect to the amendment or supplement of information of Infrant in the Information Statement shall not be unreasonably withheld. NETGEAR shall cooperate with Infrant in the preparation of the Information Statement and, to that end, will furnish to Infrant

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publicly-disclosed information regarding NETGEAR necessary or appropriate for the preparation of the Information Statement.
          7.10. Investor Questionnaires. Infrant shall take all reasonable actions necessary to obtain from each Holder which has not heretofore furnished to Infrant an Investor Questionnaire, a completed Investor Questionnaire substantially in the form attached as Exhibit B hereto.
          7.11. Resignations. Infrant shall solicit and take all actions reasonably necessary to obtain the resignations of each director and officer of Infrant at the Effective Time (in their capacities as such, and not in their capacities as employees) as may be required in connection with Sections 2.6 and 2.7.
          7.12. Infrant Calculations. On or prior to the Closing, Infrant shall provide NETGEAR with a list of all of the Holders as of the Closing accompanied by the calculation of the amount to which each of such Holders is entitled to receive in respect of such Holders Shares, or Infrant Stock Options, as the case may be, pursuant to Article III, including the right to receive the Junior Per Share Contingent Payments, if any, pursuant to Section 8.3 (such shareholder list and calculations collectively, the “Infrant Calculations”), together with all documents and instruments reasonably necessary for NETGEAR to ascertain and verify the accuracy and completeness of the Infrant Calculations, including certified copies of Infrant’s books and records.
          7.13. Business Conduct Covenants.
               (a) Management of the Covered Products. Mr. Paul Tien, the current chief executive officer of Infrant, will become the general manager of the Covered Products, including the existing NETGEAR Zetera-based storage products. Prior to the Closing, NETGEAR shall use commercially reasonable efforts to enter into an employment agreement with Mr. Paul Tien that is consistent with the form of employment agreement that NETGEAR has previously entered into with its other Vice Presidents. NETGEAR shall enter into an indemnification agreement with Mr. Paul Tien consistent with the form used by NETGEAR with other Vice Presidents of NETGEAR. For the avoidance of doubt, such indemnification agreement shall not indemnify with respect to acts performed by Mr. Paul Tien as Holders Representative.
               (b) Tracking Covered Products. Prior to the last day of the Second Measurement Period, NETGEAR shall cause all of the Covered Products to be labeled with a SKU number and barcode and all such Covered Products to be tracked by SKU number and barcode identification in connection with their sale and distribution.
               (c) Operating Budget for the Covered Products.
               (i) Infrant Products. NETGEAR shall make available to Mr. Paul Tien the amounts contemplated in the Operating Budget for (i) sales and marketing expenditures for the Infrant Products (“Infrant Products Marketing Expenditures”) and

(ii) research and development expenditures for the Infrant Products (“Infrant Products R&D Expenditures”) for the period from June 1, 2007 until December 31, 2007. During the fourth fiscal quarter of 2007 and 2008, Mr. Paul Tien and one or more officers of NETGEAR shall meet to establish a mutually agreeable annual revenue plans for the Infrant Products for fiscal 2008 and 2009, respectively. The annual revenue plans shall provide for quarterly Infrant Products Marketing Expenditures and Infrant Products R&D Expenditures at ratios to Adjusted Net Revenues that are indicated for such periods in the Operating Budget. Promptly after the end of each quarter of an annual revenue plan, NETGEAR shall provide Mr. Paul Tien with a written report that compares the projected Adjusted Net Revenues for the Infrant Products during the preceding fiscal quarter as set forth in the annual revenue plan against the actual quarterly Adjusted Net Revenues for the Infrant Products achieved. The amount of Infrant Products Marketing Expenditures and Infrant Products R&D Expenditures shall be subject to adjustment upwards or downwards based upon actual Adjusted Net Revenues achieved, so as to maintain the agreed upon ratio of expenditures to net revenues reflected in the Operating Budget. If NETGEAR fails to timely provide funds to cover Infrant Products Marketing Expenditures and Infrant Products R&D Expenditures as provided in this Section 7.13(c), then the Holders Representative shall provide written notice of such failure to NETGEAR and NETGEAR shall have thirty (30) days to either make available such claimed shortfall or object to all or a portion of such claimed shortfall by providing written notice together with a detailed explanation as to the basis of such objection to the Holders Representative. If an objection is raised by NETGEAR, then NETGEAR and the Holders Representative shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such claimed shortfall. If NETGEAR and the Holders Representative are unable to resolve all of their disagreements with respect to the claimed shortfall they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on a basis consistent with the NETGEAR Financial Statements, and only with respect to the remaining disagreements so submitted, whether and to what extent (if any) the claimed shortfall or any portion thereof exists. NETGEAR and the Holders Representative shall instruct the CPA Firm to deliver its written determination to NETGEAR and the Holders Representative no later than 30 calendar days after the remaining disagreements underlying the claimed shortfall are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon the NETGEAR and the Holders Representative. The fees and disbursements of the CPA Firm shall be borne equally by NETGEAR and the Holders Representative. If NETGEAR fails to provide funds to cover a shortfall within fifteen (15) days of the date that such shortfall has been finally determined pursuant to this Section 7.13(c) (either through a failure to object, a written determination by NETGEAR and the Holders Representative or a final determination by the CPA Firm), then the Holders Representative shall have the right to promptly receive from NETGEAR the maximum amount of the Contingent Payments ($20,000,000.00) minus the amount of any Contingent Payments previously made by NETGEAR.
               (ii) Zetera-based Products. NETGEAR shall allocate Mr. Paul Tien budget for one additional headcount to manage the Zetera-based Products.

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          7.14. Holders Release. Neither NETGEAR, the Holders Representative nor any other Person shall make or shall be obligated to make any payment to a Holder under this Agreement unless such Holder shall have executed and delivered a release of any claims against Infrant, NETGEAR and their respective Affiliates relating to the actions taken or not taken by NETGEAR, Infrant or their respective Affiliates prior to the Closing Date (the “Holders Release”) substantially in the form of Exhibit E.
          7.15. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Infrant and the Infrant Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
          7.16. Further Assurances. Each of the parties hereto shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.
ARTICLE VIII
CONTINGENT PAYMENTS
          8.1. Selection Period
          (a) Earnout Periods. During the period of twelve full fiscal quarters of NETGEAR beginning with the second full fiscal quarter after the Closing Date (the “Earnout Period”), the Holders Representative shall select two rolling consecutive four-quarter measurement periods (neither of which will overlap in any part with the other) that will be used to calculate two contingent payments pursuant to this Article VIII. The two consecutive four quarter measurement periods will be selected by the Holders Representative subject to the following conditions: if the Holders Representative wishes to select a consecutive four-quarter period as a measurement period, the Holders Representative must provide written notice to NETGEAR of such selection between the fifteenth and twentieth day of the last month of the fourth quarter of the selected consecutive four-quarter measurement period and any notice other than on between such fifteenth and twentieth day shall be null and void.

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          (b) Default Earnout Periods. If the first selection of a consecutive four-quarter measurement period (the “First Measurement Period”) has not been selected by the Holders Representative on or prior to the twentieth day of the last month of the eighth quarter of the Earnout Period, the First Measurement Period shall be the fifth fiscal quarter to the eighth fiscal quarter of the Earnout Period (the “Default First Measurement Period”). If the second selection of a consecutive four-quarter measurement period (the “Second Measurement Period”, and together with the First Measurement Period, the “Measurement Periods”) has not been selected by the Holders Representative on or prior to the twentieth day of the last month of the twelfth quarter of the Earnout Period, the Second Measurement Period shall be the ninth fiscal quarter to the twelfth fiscal quarter of the Earnout Period (the “Default Second Measurement Period”).
          8.2. Adjusted Net Revenues Calculation
          (a) On or before the 30th calendar day following each Measurement Period, NETGEAR shall deliver to the Holders Representative a calculation (each, an “Adjusted Net Revenues Calculation”) of Adjusted Net Revenues for such Measurement Period. NETGEAR shall permit the Holders Representative, upon reasonable notice and during normal business hours, to have reasonable access to such accounting records, including records relating to the sales of all Covered Products, as may be reasonably necessary to evaluate the accuracy of the Adjusted Net Revenues Calculation.
          (b) In the event that the Holders Representative determines that any Adjusted Net Revenues Calculation has not been prepared in accordance with GAAP and the requirements of this Agreement, the Holders Representative shall, on or prior to the 15th calendar day following the delivery of such Adjusted Net Revenues Calculation, deliver to NETGEAR a written notice (any such notice, an “Adjusted Net Revenues Objection”) setting forth a specific description of the basis of the Holders Representative’s determination and the adjustments to the Adjusted Net Revenues Calculation that the Holders Representative believes should be made.
          (c) If NETGEAR and the Holders Representative are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in any Adjusted Net Revenues Objection on or prior to the 15th calendar day following the delivery of such Adjusted Net Revenues Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis of GAAP and the requirements of this Agreement, and only with respect to the remaining disagreements so submitted, whether and to what extent (if any) the Adjusted Net Revenues Objection requires adjustment. NETGEAR and the Holders Representative shall instruct the CPA Firm to deliver its written determination to NETGEAR and the Holders Representative no later than 30 calendar days after the remaining disagreements underlying the Adjusted Net Revenues Objection are referred to the CPA Firm. The CPA Firm’s determination shall be

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conclusive and binding upon NETGEAR, the Holders Representative, the Holders and their respective Affiliates. The fees and disbursements of the CPA Firm shall be borne by the Holders Representative (on behalf of the Holders, which such fees and disbursements may be deducted from any Contingent Payments payable to the Holders) unless the CPA Firm determines that the Adjusted Net Revenues Calculation was understated by NETGEAR by five percent (5%) or more in which case the fees and disbursement of the CPA Firm shall be borne by NETGEAR. NETGEAR shall make readily available to the CPA Firm such accounting records, including records related to the sales of all Covered Products, as may be reasonably necessary to evaluate the Adjusted Net Revenues Calculation and the Adjusted Net Revenues Objection.
          8.3. Contingent Payments
          (a) If the Adjusted Net Revenues for the First Measurement Period (the “First Measurement Period Adjusted Net Revenues”) are greater than $24,000,000.00, NETGEAR shall, within three Business Days following the expiration of the applicable Review Period, pay or cause to be paid to the Holders Representative, for the benefit of the Holders, by wire transfer of immediately available funds, the First Contingent Payment. The “First Contingent Payment” shall mean (A) an amount equal to the remainder, if any, of the amount set forth in the “First Base Payment Amount” column of the table below opposite the amount in the “First Measurement Period Adjusted Net Revenues” column of such table that accurately describes the Adjusted Net Revenues for the First Measurement Period minus (B) the First Contingent Payment Expenses Amount.

First Measurement Period Adjusted Net Revenues	First Base Payment Amount
First Measurement Period Adjusted Net Revenues are greater than $24,000,000.00 and less than $32,000,000.00	$0, plus the product of (i) $5,000,000.00 multiplied by (ii) a fraction, the numerator of which is (a) the amount by which First Measurement Period Adjusted Net Revenues exceeds $24,000,000.00 and (b) the denominator of which is $8,000,000.00

First Measurement Period Adjusted Net Revenues are greater than $32,000,000.00 and less than $48,000,000.00	$5,000,000.00, plus the product of (i) $5,000,000.00 multiplied by (ii) a fraction, the numerator of which is (a) the amount by which First Measurement Period Adjusted Net Revenues exceeds $32,000,000.00 and (b) the denominator of which is $16,000,000.00

First Measurement Period Adjusted Net Revenues are equal to or greater than $48,000,000.00	$ 10,000,000.00

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          (b) If the sum of (i) Adjusted Net Revenues for the Second Measurement Period and (ii) Carried Revenues (together, the “Second Measurement Period Adjusted Net Revenues”) are greater than $33,600,000.00, NETGEAR shall, within three Business Days following the expiration of the applicable Review Period, pay or cause to be paid to the Holders Representative, for the benefit of the Holders, by wire transfer of immediately available funds, the Second Contingent Payment. The “Second Contingent Payment” (any of the First Contingent Payment and the Second Contingent Payment being referred to as a “Contingent Payment”) shall mean (A) an amount equal to the remainder, if any, of the amount set forth in the “Second Base Payment Amount” column of the table below opposite the amount in the “Second Measurement Period Adjusted Net Revenues” column of such table that accurately describes the Adjusted Net Revenues for the Second Measurement Period minus (B) the Second Contingent Payment Expenses Amount.

Second Measurement Period Adjusted Net Revenues	Second Base Payment Amount
Second Measurement Period Adjusted Net Revenues are greater than $33,600,000.00 and less than $44,800,000.00	$0, plus the product of (i) $5,000,000.00 multiplied by (ii) a fraction, the numerator of which is (a) the amount by which First Measurement Period Adjusted Net Revenues exceeds $33,600,000.00 and (b) the denominator of which is $11,200,000.00

Second Measurement Period Adjusted Net Revenues are greater than $44,800,000.00 and less than $67,200,000.00	$5,000,000.00, plus the product of (i) $5,000,000.00 multiplied by (ii) a fraction, the numerator of which is (a) the amount by which First Measurement Period Adjusted Net Revenues exceeds $44,800,000.00 and (b) the denominator of which is $22,400,000.00

Second Measurement Period Adjusted Net Revenues are equal to or greater than $67,200,000.00	$ 10,000,000.00
          (c) As promptly as practicable following receipt of a Contingent Payment, the Holders Representative shall pay to each Shareholder (other than a Dissenting Shareholder or a holder of Series C Preferred Stock) and each Person who held vested Infrant Stock Options immediately prior to the Effective Time (each such Person, a “Contingent Payment Holder”) by wire transfer of immediately available funds (or by check), the product of (i) the number of Common Shares, the number of Common Shares issuable upon conversion of Junior Preferred Shares and the number of Common Shares subject to the vested Infrant Stock Options held by such Contingent Payment Holder immediately prior to the Effective Time, and (ii) the Junior Per Share Contingent Payment. The “Junior Per Share Contingent Payment”

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shall mean the quotient of (x) the applicable Contingent Payment divided by (y) the Junior Closing Share Number, it being understood, that no Contingent Payment Holder shall be entitled to receive amounts under this Section 8.3(c) with respect to any Shares or vested Infrant Stock Options, unless and until if such Contingent Payment Holder is a Shareholder, such Shareholder surrenders a Certificate representing such Shares in accordance with Section 3.2.
          (d) Each Contingent Payment Holder who is a Non-Accredited Investor hereby acknowledges the Holders Representative to be such Contingent Payment Holder’s purchaser representative in connection with evaluating the merits and risks of such Contingent Payment Holder’s right to receive any payments pursuant to this Section 8.3.
ARTICLE IX
CONDITIONS
          9.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Regulatory Consents. Other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by Infrant or NETGEAR or any of NETGEAR’s Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Infrant or NETGEAR or any of NETGEAR’s Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained, as the case may be, other than where the failure to make or obtain such notices, reports, filings, consents, registrations, approvals, permits or authorizations would not have a Material Adverse Effect or, pursuant to applicable Law, prohibit the Merger or any other transaction contemplated by this Agreement or alter the terms of the transactions contemplated by this Agreement.
          (b) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or materially modifies any material term of this Agreement, the Merger or the other transactions contemplated hereby (collectively, an “Order”), and no Governmental Entity shall have instituted any proceeding, and no

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other Person shall have instituted any proceeding reasonably likely to succeed on the legal and factual merits, seeking any such Order.
          9.2. Conditions to Obligations of NETGEAR and Merger Sub. The obligations of NETGEAR and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by NETGEAR at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Infrant contained in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and NETGEAR shall have received a certificate signed on behalf of Infrant by the Chief Executive Officer of Infrant to such effect.
          (b) Performance of Obligations of Infrant. Infrant shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NETGEAR shall have received a certificate signed on behalf of Infrant by the Chief Executive Officer and the Chief Financial Officer of Infrant to such effect.
          (c) Consents Under Agreements. Infrant shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract or License as a result of the Merger or the other transactions contemplated hereby to which Infrant is a party.
          (d) Legal Opinion. NETGEAR shall have received an opinion of White & Lee LLP, counsel to Infrant, in a form satisfactory to NETGEAR, covering the opinion points set forth in Exhibit F.
          (e) Tax Certificate. At the Closing, Infrant shall deliver to NETGEAR an affidavit, in a form reasonably satisfactory to NETGEAR, stating under penalties of perjury that any interest in Infrant is not a “United States real property interest” by reason of Section 897(c)(1)(B) of the Code.
          (f) Key Employee. Paul Tien (i) shall not have died or become physically or mentally disabled such that he is no longer able to perform his current duties with Infrant; (ii) shall be employed by Infrant immediately prior to the Closing; and (iii) shall have signed an employment agreement with NETGEAR immediately prior to the Closing.
          (g) Escrow Agreement. NETGEAR, Merger Sub, the Holders Representative and the Escrow Agent shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect at the Closing.

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          (h) No Material Adverse Change. Since the date of this Agreement there shall not have occurred, and be continuing any Material Adverse Change and NETGEAR shall have received a certificate signed on behalf of Infrant by the Chief Executive Officer to such effect.
          (i) Liabilities. Other than as set forth on Section 9.2(i) of the Infrant Disclosure Schedule, Infrant shall have adequately reserved for, paid or settled in full or converted or cancelled all of Infrant’s Indebtedness, liabilities, financial commitments and third-party expenses, and NETGEAR shall have received evidence of the same reasonably satisfactory to it.
          (j) Certificate. Infrant shall have delivered to NETGEAR a certificate from the secretary of Infrant certifying as to (i) the Organizational Documents of Infrant, (ii) the resolutions adopted by the board of directors and shareholders of Infrant authorizing the transactions contemplated by this Agreement and the Shareholders Consent, and (iii) the outstanding capital stock and Infrant Stock Options outstanding as of the Closing.
          (k) Holders Representative. NETGEAR shall have received a written representation, in form and substance satisfactory to NETGEAR, from the Holders Representative that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the right to receive the Contingent Payments, if any.
          (l) Accredited Investors. Following the date of this Agreement, no information shall have come to the attention of NETGEAR or Infrant that causes NETGEAR or Infrant to reasonably believe that, as of the Effective Time, more than 35 Contingent Payment Holders will not be “accredited investors” within the meaning of Rule 501(a) under the Securities Act.
          (m) Holders Releases. Holders of (i) all Series C Preferred Shares outstanding on or after the date hereof, (ii) at least 95% of the Shares outstanding immediately prior to the Effective Time (other than the Series C Preferred Shares and on an as-converted basis) and (iii) at least 95% of the vested Infrant Stock Options outstanding immediately prior to the Effective Time shall have executed and delivered Holders Releases.
          (n) Appraisal Rights. None of the Series C Preferred Shares and not more than 2% of the Shares (other than the Series C Preferred Shares and on an as-converted basis) outstanding immediately prior to the Effective Time shall have exercised or continue to be capable of exercising appraisal rights under the CGCL.
          (o) Investor Questionnaires. Each of the Holders shall have executed and delivered an Investor Questionnaire.

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          9.3. Conditions to Obligation of Infrant. The obligation of Infrant to effect the Merger is also subject to the satisfaction or waiver by Infrant at or prior to the Closing of the following conditions:
          (a) Representations and Warranties. The representations and warranties of NETGEAR and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
          (b) Performance of Obligations of NETGEAR and Merger Sub. Each of NETGEAR and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Infrant shall have received a certificate signed on behalf of NETGEAR by an executive officer of NETGEAR to such effect.
          (c) Escrow Agreement. NETGEAR and Merger Sub shall have entered into the Escrow Agreement.
          (d) No Earnout Material Adverse Change. Since the date of this Agreement there shall not have occurred, and be continuing any Earnout Material Adverse Change and Infrant shall have received a certificate signed on behalf of NETGEAR by an officer of NETGEAR to such effect.
ARTICLE X
TERMINATION
          10.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Infrant and NETGEAR by action of their respective boards of directors.
          10.2. Termination by Either NETGEAR or Infrant. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by action of the board of directors of either NETGEAR or Infrant if (i) the Merger shall not have been consummated by June 30, 2007 (the “Termination Date”), or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

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          10.3. Termination by NETGEAR. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by action of the board of directors of NETGEAR if there has been a material breach of any representation, warranty, covenant or agreement made by Infrant in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (which breach, if curable, has not been cured or representation and warranty, if able to become true, shall not have become true within thirty (30) days following delivery of notice of such breach or untrue representation or warranty; provided, that the number of days utilized in such “cure” period shall extend the Termination Date in Section 10.2 for Infrant by an equal number of days), in either case such that the conditions in Sections 9.2(a) or 9.2(b) would not be satisfied.
          10.4. Termination by Infrant. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by action of the board of directors of Infrant if there has been a material breach of any representation, warranty, covenant or agreement made by NETGEAR or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement (which breach, if curable, has not been cured or representation and warranty, if able to become true, shall not have become true within thirty (30) days following delivery of notice of such breach or untrue representation or warranty; provided, that the number of days utilized in such “cure” period shall extend the Termination Date in Section 10.2 for NETGEAR by an equal number of days), in either case such that the conditions in Sections 9.3(a) or 9.3(b) would not be satisfied.
          10.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, this Agreement (other than as set forth in Section 11.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE XI
INDEMNIFICATION
          11.1. Survival of Representations and Warranties, Covenants and Agreements; Right to Indemnification Not Affected by Knowledge. Subject to the provisions of this Article XI, for a period of twelve (12) months following the Closing Date, each of the representations and warranties (other than the Tax Warranties and Covenants) of the parties in this Agreement shall survive and continue in full force and effect notwithstanding the occurrence of the Closing and the consummation of the Merger; provided, that each Shareholder shall warrant to NETGEAR, as part of the letter

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of transmittal that it delivers to the Holders Representative pursuant to Section 3.2, that such Shareholder possesses good, valid and marketable title to the Shares that it delivers to the Holders Representative pursuant to Section 3.2 (a “Title Warranty”), which Title Warranty shall, with respect to the Shareholder providing such Title Warranty, survive indefinitely. The Tax Warranties and Covenants and the agreements and obligations of the parties contained in Section 7.8 (Expenses), Section 7.13 (Business Conduct Covenants), Article X, Article XI and Article XII shall survive and continue in full force and effect notwithstanding the occurrence of the Closing and the consummation of the Merger until the expiration of the applicable statute of limitations. Article XII, the agreements and obligations of the parties contained in Section 7.8 (Expenses), Section 10.5 (Effect of Termination and Abandonment) and the Non-Disclosure Agreement shall survive the termination of this Agreement. The remedies provided by this Article XI shall be the exclusive remedies of the parties with respect to any breaches of representations and warranties set forth in this Agreement. The right of a Person to any remedy pursuant to this Article XI shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired, by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation, or by the waiver of any closing condition contained in this Agreement.
          11.2. Indemnification by the Holders. (a) Subject to the provisions of this Article XI, the Holders shall, severally and not jointly, indemnify and hold harmless NETGEAR and Merger Sub and each of their respective officers, directors, employees, agents and representatives (collectively, the “NETGEAR Indemnified Parties”), for, and shall pay to the NETGEAR Indemnified Parties the amount of, any loss, liability, claim, cost, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees (other than costs relating to in-house attorneys)), whether or not involving a third-party claim, suffered, incurred or paid by them (collectively, “Damages”), directly or indirectly arising or resulting from or in connection with:
     (i) any breach of any representation or warranty (without giving effect to any qualification as to materiality or knowledge (or similar qualifications) contained therein in determining the amount of any Damages) made by Infrant in this Agreement or in any certificate delivered by Infrant pursuant to this Agreement; or
     (ii) any breach by Infrant of any covenant or obligation of Infrant in this Agreement.
          (b) Except with respect to Damages arising out of or relating to the IP Warranties, Tax Warranties and Covenants, Title Warranties, expenses, fraud, intentional misrepresentation or willful breach to which the limitations in this sentence shall not be applicable, the maximum aggregate amount of indemnifiable Damages arising out of or resulting from the causes enumerated in Section 11.2(a) that may be recovered from a Holder shall be limited to the sum of (i) the Holder’s pro-rata amount

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of the Escrow Consideration and (ii) the Holder’s pro-rata amount of the Contingent Payments, if any. With respect to Damages arising out of or relating to IP Warranties, the maximum aggregate amount of indemnifiable Damages arising out of or resulting from the causes enumerated in Section 11.2(a) that may be recovered from a Holder shall be limited to the sum of (i) the Holder’s pro-rata portion of $6,000,000 and (ii) 10% of the Holder’s pro-rata amount of the Contingent Payments, if any. With respect to Damages arising out of or relating to the Tax Warranties and Covenants, Title Warranties, expenses, fraud, intentional misrepresentation or willful breach, the maximum aggregate amount of indemnifiable Damages arising out of or resulting from the causes enumerated in Section 11.2(a) that may be recovered from a Holder shall be limited to the amount actually received by such Holder pursuant to this Agreement through the date on which such Damages arise and any amount that may or will be paid to such Holder pursuant to this Agreement after the date on which such Damages arise (such latter amount being applied first to any such Damages prior to payment to such Holder). Any amount recoverable on account of Damages shall be allocated among the Holders, and the portion thereof recoverable from each Holder shall be equal to the product of (i) the total amount recoverable on account of such Damages and (ii) the Pro Rata Indemnity Fraction.
          (c) No claim pursuant to Section 11.2 may be first asserted following the date that is twelve (12) months after the Closing Date other than with respect to claims arising from the Tax Warranties and Covenants, Title Warranties, expenses, fraud, intentional misrepresentation or willful breach. Notwithstanding the foregoing, in no event shall the date on which any claim pursuant to Section 11.2 may be first asserted be limited in the case of any such claim involving, arising out of or relating to the Tax Warranties and Covenants, Title Warranties, expenses, fraud, intentional misrepresentation or willful breach. Additionally, no claims for indemnification other than with respect to claims arising from the IP Warranties, Tax Warranties and Covenants, Title Warranties, expenses, fraud, intentional misrepresentation or willful breach, shall be made until the aggregate amount of indemnifiable Damages relating to such claims exceeds the sum of $300,000 (the “Basket Amount”). In the event that such indemnifiable Damages exceeds the Basket Amount, the Holders shall be liable for all such indemnifiable Damages, including the Basket Amount. Notwithstanding the foregoing, in no event shall claims for indemnification be limited by the Basket Amount in the case of any such claim involving, arising out of or relating to the IP Warranties, Tax Warranties and Covenants, Title Warranties, expenses, fraud, intentional misrepresentation or willful breach. The foregoing limitations on the date on which any claim pursuant to Section 11.2 may be first asserted shall not affect the right of a party with respect to any such claim made by such party in writing delivered in accordance with Section 12.5 prior to the expiration of the applicable period set forth in the first sentence of this paragraph (c).
          (d) The amount of any payments (including Contingent Payments and Junior Per Share Contingent Payments) to be made by or on behalf of NETGEAR or Merger Sub to any Holder pursuant to this Agreement or any other agreement to which

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NETGEAR or Merger Sub, on the one hand, and any Holder, on the other hand, may be reduced by and set-off against the amount of any Damages which may be recoverable pursuant to this Article XI.
          11.3. Indemnification by NETGEAR. (a) Subject to the provisions of this Article XI, NETGEAR and Merger Sub shall, jointly and severally, indemnify and hold harmless Infrant and its officers, directors, employees, agents and representatives (collectively, the “Infrant Indemnified Parties”), for, and shall pay to the Infrant Indemnified Parties the amount of, any Damages, directly or indirectly arising or resulting from or in connection with:
     (i) any breach of any representation or warranty (without giving effect to any qualification as to materiality or knowledge (or similar qualifications) contained therein in determining the amount of any Damages) made by NETGEAR or Merger Sub in this Agreement or in any certificate delivered by NETGEAR or Merger Sub pursuant to this Agreement; or
     (ii) any breach by NETGEAR or Merger Sub of any covenant or obligation of NETGEAR or Merger Sub in this Agreement.
          (b) The maximum aggregate amount of indemnifiable Damages arising out of or resulting from the causes enumerated in Section 11.3(a) that may be recovered from NETGEAR or Merger Sub shall be limited to the amount of the Escrow Consideration other than a breach of the obligations in Section 7.13(c) (Business Conduct Covenants) for which the maximum aggregate amount of indemnifiable Damages shall be limited to $20,000,000 minus the amount of any Contingent Payments previously paid by NETGEAR.
          (c) No claim pursuant to Section 11.3 may be first asserted following the date that is twelve (12) months after the Closing Date. Additionally, no claims for indemnification hereunder shall be made until the aggregate amount of indemnifiable Damages exceeds the Basket Amount. In the event that such indemnifiable Damages exceeds the Basket Amount, NETGEAR and Merger Sub shall, jointly and severally, be liable for all such indemnifiable Damages, including the Basket Amount.
          11.4. Procedures for Indemnification. (a) If a claim for Damages is to be made by any of the NETGEAR Indemnified Parties or any of the Infrant Indemnified Parties pursuant to this Article XI (the “Indemnified Party”), the Indemnified Party agrees to give written notice to the Holders or NETGEAR and Merger Sub, as applicable, (the “Indemnifying Parties”) promptly and in any event not later than sixty (60) days after the date the Indemnified Party shall first become aware of such claim of the assertion of any fact, condition, event, claim, action or proceeding that may give rise to Damages in respect of which indemnity may be sought under this Article XI (a “Claim”); provided that the failure to give such prompt notice shall not affect the rights of the Indemnified Party except to the extent the Indemnifying Party is actually prejudiced by such failure. The notice shall state in reasonable detail the information then available regarding the

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amount and nature of the Claim and shall specify the provision or provisions of this Agreement under which the Claim is asserted. The Indemnifying Party shall be deemed to have accepted the notice of the Claim and to have agreed to pay the Damages at issue if such Indemnifying Party does not send a notice of disagreement to the Indemnified Party within sixty (60) calendar days after receiving notice of the Claim. In the case of a disputed Claim, the parties shall use their reasonable best efforts to resolve the matter internally on an expeditious basis and in any event within forty-five (45) calendar days after notice is received by the Indemnifying Party. If after such forty-five (45) calendar day period has passed, the parties have not mutually resolved the matter, then the Indemnified Parties may initiate legal proceedings with respect to such Claim.
          (b) If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event no later than the earlier of (i) ten (10) calendar days after the service of the citation or summons and (ii) sixty (60) days after the Indemnified Party shall first become aware of the filing of such suit or action); provided that the failure to give such notice shall not affect the rights of the Indemnified Party except to the extent the Indemnifying Party is actually prejudiced by such failure. After such notice, provided that the Indemnifying Party acknowledges in writing, based on the information then available to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, by written notice to the Indemnified Party given within fifteen (15) calendar days after the date of notice of the claim from the Indemnified Party pursuant to the first sentence of this paragraph (b), at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action (except with respect to any claims for equitable relief, provided that the Indemnified Party shall consult with the Indemnifying Party in connection with any such proceeding), (ii) to employ and engage attorneys of its own choice to handle and defend the same, unless the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to engage separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld (it being agreed that it shall be reasonable to withhold such consent if such compromise or settlement does not include a complete release of the Indemnified Party from all liability with respect thereto, or imposes any liability on the Indemnified Party). The Indemnified Party shall cooperate at the expense of the Indemnifying Party in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15)

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calendar days after the notice of the claim referred to in the first sentence of this paragraph (b), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of such claim. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for indemnifiable Damages arising from the settlement or resolution of any claim pursuant to and in accordance with this Section 11.4 (subject to the indemnification provisions of this Article XI (and the limitations contained herein) and the Escrow Agreement).
          11.5. Holders Representative. (a) Paul Tien (such person and any successor or successors being the “Holders Representative”), shall act as the representative of the Holders, and shall be authorized to act on behalf of the Holders and to take any and all actions required or permitted to be taken by the Holders Representative under this Agreement, with respect to any claims (including the settlement thereof) made by a NETGEAR Indemnified Party for indemnification pursuant to this Article XI, with respect to any other actions to be taken by the Holders Representative pursuant to this Agreement and with respect to any actions to be taken by the Holders Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Consideration to a NETGEAR Indemnified Party in satisfaction of claims by a NETGEAR Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims and (iii) take all actions necessary in the judgment of the Holders Representative for the accomplishment of the foregoing.
          (b) In all matters relating to this Article XI, the Holders Representative shall be the only party entitled to assert the rights of the Holders, and the Holders Representative shall perform all of the obligations of the Holders. The Holders shall be bound by all actions taken by the Holders Representative in his capacity as such. NETGEAR is authorized to rely conclusively on any such action of the Holders Representative as being the duly authorized action of the Holders and no party shall have any cause of action against NETGEAR for any action taken by NETGEAR in reliance upon the instructions, decisions or actions of the Holders Representative. The NETGEAR Indemnified Parties shall be entitled to rely on all statements, representations, decisions and actions of the Holders Representative.
          (c) The Holders Representative shall promptly provide written notice to the Holders of any action taken on their behalf by the Holders Representative pursuant to the authority delegated to the Holders Representative under this Section 11.5. The Holders Representative shall at all times act in his capacity as Holders Representative in a manner that the Holders Representative believes to be in the best interests of the Holders. Neither the Holders Representative, nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of

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judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful breach. The Holders Representative may consult with legal counsel, independent public accountants and other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accountants or experts. The Holders Representative (in his capacity as such) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Holders Representative (in his capacity as such) shall not exercise any discretion or take any action.
          (d) Each Holder shall indemnify and hold harmless and reimburse the Holders Representative from and against such ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Holders Representative arising out of or resulting from any action taken or omitted to be taken by the Holders Representative under this Agreement, the Escrow Agreement or in connection with the management and operation of the business related to the Covered Products, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Holders Representative’s gross negligence, bad faith or willful breach.
ARTICLE XII
MISCELLANEOUS AND GENERAL
          12.1. Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
          12.2. Waiver of Conditions. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit and to the extent permitted by applicable Law. Any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.
          12.3. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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          12.4. GOVERNING LAW; JUDICIAL NOTICE; VENUE.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
          (b) IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT (A) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR LAW) AND TO REPORT A STATEMENT OF DECISION AND (B) THE NON-PREVAILING PARTIES SHALL BE RESPONSIBLE FOR PAYING ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.
          (c) Each of NETGEAR, Merger Sub and Infrant hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of California located in Santa Clara County for the purpose of any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such Courts. Each of NETGEAR, Merger Sub and Infrant agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          12.5. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by express mail or equivalent over-night courier service, prepaid, or by facsimile:
if to NETGEAR or Merger Sub to:
NETGEAR, Inc.
4500 Great America Parkway
Santa Clara, California 95054
Attention: VP, Legal and Corporate Development
Fax: +1 (408) 907-8097

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with a copy to:
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
Attention: John L. Savva, Esq.
Fax: +1 (650) 461-5700
if to Infrant to:
Infrant Technologies, Inc.
3065 Skyway Court
Fremont, California 94539
Attention: Chief Executive Officer
Fax: +1 (510) 657-8429
with a copy to:
White & Lee LLP
545 Middlefield Road, Suite 250
Menlo Park, California 94025
Attention: Mark Cameron White, Esq.
          Thomas C. Armstrong, Esq.
Fax: +1 (650) 470-4099
if to the Holders Representative to:
Paul Tien
c/o NETGEAR, Inc.
4500 Great America Parkway
Santa Clara, California 95054
Fax: +1 (408) 907-8097
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
          12.6. Entire Agreement. This Agreement (including any exhibits hereto), the Infrant Disclosure Schedule, the Escrow Agreement and the Non-Disclosure Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
          12.7. No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

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          12.8. Obligations of NETGEAR and of Infrant. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of NETGEAR to cause Merger Sub to take such action.
          12.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          12.10. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that NETGEAR may designate, by written notice to Infrant, another direct Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.
          12.11. Specific Performance. The parties hereto acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.
          12.12. Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NETGEAR, INC.
By:
Name:
Title:

NAS HOLDINGS CORPORATION
By:
Name:
Title:

INFRANT TECHNOLOGIES, INC.
By:
Name:
Title:

Paul Tien, as a Holder and as Holders Representative

[SIGNATURE PAGE TO INFRANT MERGER AGREEMENT]

SHAREHOLDERS:
Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:
[SIGNATURE PAGE TO INFRANT MERGER AGREEMENT]